Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PEOPLES, INC.,

NATIONAL BANK HOLDINGS CORPORATION,

the Significant Stockholders (as defined herein),

and

WINTON A. WINTER, JR., solely in his capacity as the Holders’ Representative

___________________________

Dated as of June 23, 2017

___________________________

TABLE OF CONTENTS

Article I DEFINITIONS...................................................................................................................2

1.1Certain Defined Terms2

Article II THE MERGER; DELIVERY OF MERGER CONSIDERATION...........................................14

2.1The Merger14

2.2Effective Time14

2.3Closing14

2.4Certificate of Incorporation and Bylaws of the Surviving Corporation14

2.5Directors and Officers15

2.6Tax Consequences15

2.7Effects of the Merger15

2.8Conversion of Stock15

2.9Treatment of Company Equity Awards17

2.10Deposit and Delivery of Merger Consideration18

2.11Escrow20

2.12Bank Merger21

Article III REPRESENTATIONS AND WARRANTIES OF COMPANY...............................................21

3.1Corporate Organization21

3.2Capitalization22

3.3Authority; No Violation23

3.4Consents and Approvals24

3.5Reports24

3.6Financial Statements25

3.7Undisclosed Liabilities25

3.8Absence of Certain Changes or Events25

3.9Legal Proceedings25

3.10Taxes and Tax Returns26

3.11Employee Benefit Plans28

3.12Labor Matters30

3.13Compliance with Applicable Law30

3.14Material Contracts31

3.15Agreements with Regulatory Agencies33

3.16Investment Securities33

3.17Derivative Instruments34

3.18Environmental Liability34

3.19Insurance35

3.20Title to Property35

3.21Intellectual Property36

3.22Broker’s Fees37

3.23No Investment Adviser37

3.24Loans37

3.25Fiduciary Activities39

3.26Related Party Transactions39

3.27Certain Estimates39

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3.28Takeover Laws39

3.29Significant Stockholder Representations40

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT.................................................40

4.1Corporate Organization40

4.2Capitalization41

4.3Authority; No Violation41

4.4Consents and Approvals42

4.5Availability of Funds42

4.6Financial Statements42

4.7Absence of Certain Changes or Events43

4.8Reports43

4.9Sarbanes-Oxley44

4.10Legal Proceedings44

4.11No Undisclosed Liabilities44

4.12Insurance44

4.13Environmental Liability44

4.14Agreements with Regulatory Agencies45

4.15Parent Equity Plans45

4.16Broker’s Fees45

Article V COVENANTS RELATING TO CONDUCT OF BUSINESS...................................................45

5.1Conduct of Business of Company Prior to the Effective Time45

5.2Forbearances of Company45

5.3Forbearances of Parent49

5.4Exclusivity49

Article VI ADDITIONAL AGREEMENTS.......................................................................................50

6.1Regulatory Matters50

6.2Access to Information51

6.3Stockholder Approval52

6.4Public Disclosure52

6.5Employee Benefit Matters52

6.6Mortgage Business Matters54

6.7Indemnification55

6.8Section 280G56

6.9Shelf Registration57

6.10Transfer Restrictions59

6.11Stock Exchange Listing59

6.12Actions to Be Taken Prior to Closing59

6.13Additional Agreements59

Article VII CONDITIONS PRECEDENT.........................................................................................60

7.1Conditions to Each Party’s Obligation to Effect the Closing60

7.2Conditions to Obligations of Parent60

7.3Conditions to Obligations of Company61

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Article VIII TERMINATION AND AMENDMENT.............................................................................62

8.1Termination62

8.2Effect of Termination63

8.3Amendment63

8.4Extension; Waiver63

Article IX INDEMNIFICATION.....................................................................................................63

9.1Indemnification by Holders63

9.2Indemnification Procedures65

9.3Escrow66

Article X GENERAL PROVISIONS...............................................................................................67

10.1Survival of Representations, Warranties and Agreements67

10.2Expenses67

10.3Notices67

10.4Interpretation68

10.5Counterparts69

10.6Entire Agreement69

10.7Governing Law; Venue; Waiver of Jury Trial69

10.8Specific Performance70

10.9Severability70

10.10Assignment; Third-Party Beneficiaries70

10.11Holders’ Representative70

10.12Alternative Structure71

Schedules

Disclosure Schedule

Parent Disclosure Schedule

Exhibits

Exhibit AForm of Investor Questionnaire

Exhibit BForm of Letter of Transmittal
Exhibit CForm of National Mortgage Business Settlement Statement

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agreement and plan of MERGER

Agreement and Plan of Merger (this “Agreement”), dated as of June 23, 2017, by and among Peoples, Inc., a Kansas corporation (“Company”),  National Bank Holdings Corporation, a Delaware corporation (“Parent”), the Significant Stockholders and Winton A. Winter, Jr., solely in his capacity as the Holders’ Representative (together, the “Parties,” and each a “Party”).

RECITALS

WHEREAS, the boards of directors of Company and Parent have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, immediately after the Merger,  Peoples National Bank, a national bank chartered under the laws of the United States and a wholly owned subsidiary of Company and Peoples Bank, a bank chartered under the laws of the State of Kansas and a wholly owned subsidiary of Company  (together, the “Company Banks”), will merge with and into NBH Bank, a bank chartered under the laws of the State of Colorado and a  wholly owned subsidiary of Parent (“Parent Bank”), with Parent Bank as the surviving corporation (the “Bank Merger” and, together with the Merger, the “Mergers”);

WHEREAS, subject to Section 10.12,  the parties intend that, for U.S. federal income Tax (as defined below) purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, the boards of directors of Company and Parent have adopted and approved this Agreement and the transactions contemplated hereby, including the Mergers, and the board of directors of Company has resolved to recommend that the stockholders of Company approve this Agreement and the transactions contemplated hereby, including the Mergers;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement for Parent to enter into this Agreement, Parent has entered into an offer letter with Brendan W. Zahl (the “Offer Letter”);

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement for Parent to enter into this Agreement, Parent and the Significant Stockholders have entered into a Support Agreement (the “Support Agreement”) in connection with the Merger;  and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

Article I DEFINITIONS

1.1 Certain Defined Terms.  Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Acceptance Notice” shall have the meaning stated in Section 6.6(b)(iii).

“Accredited Investor” shall have the meaning stated in Section 2.8(e).

“Accrued Interest” shall mean, as of any date, (a) with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account and (b) with respect to a Loan, interest which is accrued on such Loan to but excluding such date and not yet paid.

“Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Aggregate Cash Consideration” shall mean, subject to the Consideration Adjustment, (a) $36,250,000 plus (b) the amount, if any, by which the Closing Tangible Book Value exceeds Target Tangible Book Value minus (c) the amount, if any, by which Target Tangible Book Value exceeds Closing Tangible Book Value minus (d) the Escrow Deposit Shortfall Amount, if any.

“Aggregate Common Stock Cash Consideration” shall mean (a) the Aggregate Cash Consideration minus (b) the Aggregate Option Consideration minus (c) the aggregate consideration to be paid in respect of the Non-Accredited Investor Shares minus (d) the product of (i) the Per Share Amount multiplied by (ii) the aggregate number of Dissenting Shares.

“Aggregate Exercise Price” shall mean the aggregate exercise price of all In-the-Money Options.

“Aggregate Merger Consideration” shall mean an amount equal to the sum of (a) the Aggregate Cash Consideration and (b) the product of (i) the Aggregate Stock Consideration multiplied by (ii) the Parent Stock Price.

“Aggregate Option Consideration” shall mean the aggregate cash consideration payable to holders of In-the-Money Options pursuant to Article II.

“Aggregate Stock Consideration” shall mean, subject to the Consideration Adjustment, 3,398,500 shares of Parent Common Stock.

“Agreement” shall have the meaning stated in the Preamble.

“Alternative Proposal” shall have the meaning stated in Section 5.4.

“Articles of Incorporation” shall mean the Articles of Incorporation of Company, as currently in effect.

“Balance Sheet” shall have the meaning stated in Section 3.6(a).

“Bank Merger” shall have the meaning stated in the second Recital.

“Bank Merger Act” shall mean the Bank Merger Act of 1960, as amended.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Borrower” shall mean any person or entity (including any Affiliate, stockholder, member or partner of such person or entity) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any person or entity.

“Cancelled Shares” shall have the meaning stated in Section 2.8(c).

“Cash Consideration” shall have the meaning stated in Section 2.8(b).

“Certificate” shall mean a stock certificate which, immediately prior to the Effective Time, represents shares of Company Common Stock.

“Certificates of Merger” shall have the meaning stated in Section 2.2.

“Claim” shall have the meaning stated in Section 6.7(a).

“Closing” shall have the meaning stated in Section 2.3.

“Closing Date” shall have the meaning stated in Section 2.3.

“Closing Tangible Book Value” shall mean the tangible shareholders’ equity of Company and its Subsidiaries, as determined from financial statements prepared in accordance with GAAP and the accounting methodologies that were used to prepare the Balance Sheet, and as agreed between Parent and Company,  provided,  however, that Closing Tangible Book Value shall (i) include, without duplication, accruals for all unpaid Transaction Expenses,  (ii) include appropriate impairments under GAAP to all real property owned by Company, (iii) exclude accounting estimates (e.g., allowances, reserves and similar items) that increase assets or reduce liabilities to levels that are greater than (in the case of assets) or less than (in the case of liabilities) the corresponding amounts set forth on the Balance Sheet and (iv) exclude all entries representing proceeds of, or liabilities or reserves relating to, the sale of the National Mortgage Business or revenue, expense or income attributable to the National Mortgage Business since January 1, 2017.

“Code” shall have the meaning stated in the third Recital.

“Company” shall have the meaning stated in the Preamble.

“Company 401(k) Plan” shall have the meaning stated in Section 6.5(b).

“Company Banks” shall have the meaning stated in the second Recital.

“Company Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not such plan is subject to ERISA, and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, termination, employment, change of control, fringe benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Company or its Subsidiaries, for the benefit of current or former employees, officers, directors or independent contractors of Company or its Subsidiaries, or with respect to which Company or any of its Subsidiaries has any liability, other than any Multiemployer Plan.

“Company Common Stock” shall mean the common stock, par value $1.00, of Company.

“Company Deferred Compensation Plan” shall mean the Peoples Bank Nonqualified Deferred Compensation Plan.

“Company Equity Awards” shall have the meaning stated in Section 3.2(a).

“Company Equity Plan” means Company’s 2007 Employee Stock Incentive Plan.

“Company Financial Statements” shall have the meaning stated in Section 3.6(a).

“Company Indemnified Party” shall have the meaning stated in Section 6.7(a).

“Company Intellectual Property” shall have the meaning stated in Section 3.21(a).

“Company Option” shall have the meaning stated in Section 2.9(a).

“Company Policies” shall have the meaning stated in Section 3.19.

“Company Regulatory Agreement” shall have the meaning stated in Section 3.15.

“Company Restricted Stock Award” shall have the meaning stated in Section 2.9(b).

“Company Subsidiary” shall have the meaning stated in Section 3.1(b).

“Confidentiality Agreement” shall mean the Mutual Confidentiality and Non-Solicitation Agreement, dated as of January 25, 2017, by and between Company and Parent (as it may be amended from time to time).

“Consideration Adjustment” means the following adjustment to the Aggregate Cash Consideration and Aggregate Stock Consideration:  If the Aggregate Common Stock Cash Consideration would, in the absence of a Consideration Adjustment, be less than zero, then  the Aggregate Stock Consideration shall be decreased by the number of shares of Parent Common Stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing  the absolute value of the difference between the Aggregate Common Stock Cash Consideration (without giving effect to any Consideration Adjustment) and zero by  the Parent Stock Price and  the Aggregate Cash Consideration shall be increased by the product of  the number of shares of Parent Common Stock by which the Aggregate Stock Consideration is decreased in accordance with the preceding clause (a) and  the Parent Stock Price.

“Continuing Employee” shall have the meaning stated in Section 6.5(a).

“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Section 412, 430 or 4971 of the Code, or (d) as a result of failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company or other organization, whether an incorporated or unincorporated organization.

“Covered Claim” shall have the meaning stated in Section 10.7(b).

“CRA” shall mean the Community Reinvestment Act of 1997.

“Cut-off Date” shall have the meaning stated in Section 3.24(a).

“Delaware Courts” shall have the meaning stated in Section 10.7(b).

“Deposit Insurance Fund” shall have the meaning set out in Section 3(y) of the Federal Deposit Insurance Act of 1950.

“Deposit(s)”  shall mean the deposit liabilities with respect to deposit accounts booked by Company or its Subsidiaries, as of the Effective Time, which constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including collected and uncollected deposits and Accrued Interest.

“Derivative Transactions” shall have the meaning stated in Section 3.17.

“DGCL” shall have the meaning stated in Section 2.1(a).

“Disclosure Schedule” shall mean the disclosure schedule dated as of the date of this Agreement and delivered by Company to Parent concurrent with the execution and delivery of this Agreement.

“Dissenting Shares” shall have the meaning stated in Section 2.8(d).

“Effective Time” shall have the meaning stated in Section 2.2.

“Environmental Laws” shall have the meaning stated in Section 3.18.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow” shall mean the escrow provided for in the Escrow Agreement.

“Escrow Agent” shall have the meaning stated in Section 2.11.

“Escrow Agreement” shall mean the escrow agreement by and among Parent, Company, the Holders’ Representative and the Escrow Agent in form and substance reasonably satisfactory to each of the parties thereto.

“Escrow Deposit Amount” shall mean the greater of (a) the Escrow Threshold or (b) the Estimated NMB Entitlement Amount.

“Escrow Deposit Shortfall Amount” shall mean the amount, if any, by which (a) the Escrow Threshold exceeds (b) the Estimated NMB Entitlement Amount.

“Escrow Fund” shall have the meaning stated in Section 2.11.

“Escrow Threshold” shall mean (a) $11,100,000 minus (b) the amount, if any, agreed by Parent in its sole discretion as representing the Company’s costs of selling or winding down the National Mortgage Business that Parent had, as of the date hereof, anticipated recovering from the Escrow Fund but which amounts have been paid by Company prior to the Closing Date.

“Estimated NMB Entitlement Amount” shall mean the amount (which may be a positive or negative number), if any, indicated as due to the Holders on the estimated National Mortgage Business Settlement Statement most recently delivered by Company pursuant to Section 6.6(b)(i) at least seven (7) business days prior to the Closing Date, provided that Parent shall not have reasonably objected to the computation of such indicated amount within five (5) business days after receipt of such estimated National Mortgage Business Settlement Statement (in which case the Estimated NMB Entitlement Amount shall be such lesser amount in accordance with Parent’s objection).

“Excess Cash Event” shall have the meaning stated in Section 10.12.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company appointed by Parent prior to the Effective Time and reasonably acceptable to Company.

“Exchange Fund” shall have the meaning stated in Section 2.10(a).

“Exchange Ratio” shall mean the quotient, rounded to the nearest one ten thousandth, of (a) the amount equal to (i) Per Share Amount minus (ii) the Per Share Cash Amount divided by (b) the Parent Stock Price.

“FDIC” shall have the meaning stated in Section 3.1(a).

“Federal Courts” shall have the meaning stated in Section 10.7(b).

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fully Diluted Company Common Shares” shall mean the sum, without duplication, of (a) the aggregate the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any shares of Company Common Stock underlying Company Restricted Stock Awards, but excluding Cancelled Shares), plus (b) the aggregate number of shares of Company Common Stock underlying In-the-Money Options.

“GAAP” shall mean U.S. generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any court, administrative agency, arbitrator or commission or other governmental, prosecutorial or regulatory authority or instrumentality (including government sponsored enterprises), or any SRO.

“Holder” shall mean each holder of record of Company Common Stock or Company Restricted Stock Awards.

“Holders’ Representative” shall mean Winton A. Winter, Jr.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall have the meaning stated in Section 9.2(a).

“Indemnifying Party” shall have the meaning stated in Section 9.2(a).

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and any applications therefor, mask works, net lists, technology, websites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

“In-the-Money Options” shall mean any Company Option that has an exercise price per share of Company Common Stock that is less than the Per Share Amount.

“Investor Questionnaire” shall mean an investor questionnaire in the form attached hereto as Exhibit A.

“IRS” shall mean the Internal Revenue Service.

“KGCC” shall have the meaning stated in Section 2.1(a).

“Knowledge”  (a) with respect to Company shall mean the actual knowledge after reasonable inquiry of those individuals set forth on Section 1.1(a) of the Disclosure Schedule and (b) with respect to Parent shall mean the actual knowledge after reasonable inquiry of those individuals set forth on Section 1.1(a) of the Parent Disclosure Schedule.

“Law” shall mean any law, statute, order, rule and regulation of any local, state, national or international Governmental Entity.

“Leased Premises” shall mean all parcels of real property leased to Company pursuant to the Real Property Leases.

“Letter of Transmittal” shall have the meaning stated in Section 2.10(b).

“Lien” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.

“Loan Documentation” means all Loan files and all documents included in Company’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors’ notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

“Loan Tape” means a data storage disk produced by Company from its management information systems regarding the Loans.

“Loans” means all written or oral loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Company or its Subsidiaries.

“Losses” shall have the meaning stated in Section 9.1(a).

“Material Adverse Effect” shall mean, with respect to Company or Parent, as the case may be, any fact, event, development, circumstance, change, effect, development or occurrence that (a) is, or could reasonably be expected to be, material and adverse to the business, operations, financial condition or results of operations of such Party and its Subsidiaries taken as a whole or (b) prevents or materially impairs, or could be reasonably likely to prevent or materially impair, such Party from consummating the transactions contemplated hereby; provided,  however, for purposes of the foregoing clause (a) that a Material Adverse Effect shall not be deemed to include facts, events, developments, circumstances, changes, effects and/or occurrences to the extent directly resulting from (i) changes after the date hereof in GAAP or regulatory accounting requirements or published interpretations thereof, (ii) changes after the date hereof in laws, rules or regulations of general applicability to companies in the industries in which Company and its Subsidiaries operate, (iii) changes, after the date hereof, in global, national or regional political conditions or general economic or market conditions affecting other companies in the industries in which Company and its Subsidiaries operate or (iv) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case of the foregoing clauses (i)-(iv), except to the extent that the effects of such facts, events, developments, circumstances, changes, effects and/or occurrences have a disproportionate effect on Company or any of its Subsidiaries relative to other financial institutions generally.

“Material Contract”  shall have the meaning stated in Section 3.14(a).

“Materially Burdensome Regulatory Condition” shall have the meaning stated in Section 6.1(a).

“Merger” shall have the meaning stated in the first Recital.

“Merger Consideration” shall have the meaning stated in Section 2.8(b).

“Mergers” shall have the meaning stated in the second Recital.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“New Plans” shall have the meaning stated in Section 6.5(a).

“National Mortgage Business” shall mean the national mortgage business (including, without limitation, all underwriting, origination, processing, servicing and loan sale activities,  including, but not limited to, indirect expenses from shared services, facilities and Contracts)  of Peoples Bank (but excluding, for the avoidance of doubt, the local mortgage business of Peoples Bank in and around the banking markets of Kansas and New Mexico).

“National Mortgage Business Settlement Statement” shall have the meaning stated in Section 6.6(b)(i).

“Non-Accredited Investor” shall mean any Holder that Parent is unable to verify to its reasonable satisfaction is an Accredited Investor (it being understood that Parent may deem any Holder who does not complete and deliver an Investor Questionnaire either to Company and

Parent prior to the date of this Agreement, or to the Exchange Agent prior to the fifth (5th) business day prior to the Closing Date, as applicable, as a Non-Accredited Investor).

“Non-Accredited Investor Shares” shall have the meaning stated in Section 2.8(e).

“Non-NMB Earnings” shall mean, for any period, the amount equal to (a) the net income of Company for such period minus (b) the divisional net income of the National Mortgage Business for such period,  in each case determined in accordance with GAAP and the accounting methodologies that were used to prepare the Company Financial Statements (and divisional financial entries included therein) for the year ended December 31, 2016.

“Objection Notice” shall have the meaning stated in Section 6.6(b)(iii).

“OCC” shall mean the Office of the Comptroller of the Currency.

“Offer Letter” shall have the meaning stated in the fifth Recital.

“Outside Date” shall have the meaning stated in Section 8.1(b).

“Owned Real Property” shall have the meaning stated in Section 3.20(a).

“Ownership Percentage” shall meaning, with respect to any Significant Stockholder, the number of shares of Company Common Stock owned by such Significant Stockholder as of the Effective time divided by the total number of outstanding shares of Company Common Stock owned by all Significant Stockholders as of the Effective Time.

“Parachute Payment” shall have the meaning stated in Section 6.8(b).

“Parent” shall have the meaning stated in the Preamble.

“Parent 401(k) Plan” shall have the meaning stated in Section 6.5(b).

“Parent Balance Sheet” shall have the meaning stated in Section 4.11.

“Parent Bank” shall have the meaning stated in the second Recital.

“Parent Class B Common Stock” shall have the meaning stated in Section 4.2.

“Parent Common Stock” shall mean the Class A common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” shall mean the disclosure schedule dated as of the date of this Agreement and delivered by Parent to Company concurrent with the execution and delivery of this Agreement.

“Parent Equity Plans” shall mean the NBH Holdings Corp. 2009 Equity Incentive Plan and the National Bank Holdings Corporation 2014 Omnibus Incentive Plan.

“Parent Financial Statements” shall have the meaning stated in Section 4.6(a).

“Parent Indemnitees” shall have the meaning stated in Section 9.1(a).

“Parent Stock Price” shall mean the average closing price, rounded to the nearest cent, of Parent Common Stock for the five (5) trading days immediately preceding the fifth (5th) business day prior to the Closing Date.

“Party” shall have the meaning stated in the Preamble.

“Per Share Cash Amount” shall mean the Aggregate Common Stock Cash Consideration divided by the number of shares of Company Common Stock held by Accredited Investors.

“Per Share Amount” shall mean an amount equal to (a) the sum of (i) the Aggregate Merger Consideration and (ii) the Aggregate Exercise Price, divided by (b) the Fully Diluted Company Common Shares.

“Permitted Encumbrances” shall have the meaning stated in Section 3.20(a).

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Personal Property” shall mean all of the personal property of Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies, excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Company and its Subsidiaries.

“Personal Property Leases” shall mean the leases under which Company or its Subsidiaries lease Personal Property.

“Real Property Leases”  shall mean the leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which Company or its Subsidiaries lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases.

“Registrable Securities” shall mean any Parent Common Stock issued pursuant to this Agreement, together with any securities issued directly or indirectly with respect to or in exchange, or substitution for, or conversion of the Parent Common Stock issued or issuable pursuant to this Agreement by way of any stock split, dividend or other distribution, recapitalization, merger, consolidation, exchange, reorganization or similar event with respect to the foregoing; provided, that as to any such securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to an offering registered under the Securities Act or may be sold to the public without limitation in compliance with Rule 144 under the Securities Act.

“Registration Statement” shall mean any registration statement of Parent under the Securities Act that permits the public offering of any of the Registrable Securities and the Shelf Prospectus, amendments and supplements to such registration statement, including post-

effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Regulatory Agencies” shall have the meaning stated in Section 3.5.

“Reports” shall have the meaning stated in Section 3.5.

“Requisite Regulatory Approvals” shall have the meaning stated in Section 3.4.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shelf Prospectus” shall mean the prospectus included in a Shelf Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Shelf Registration Statement, and all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Shelf Registration Statement” shall mean (i) a Registration Statement of Parent on Form S-3 (or any successor form or other appropriate form under the Securities Act) or (ii) if Parent is not permitted to file a Registration Statement on Form S-3, a Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act covering Registrable Securities.  To the extent that Parent is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act), a “Shelf Registration Statement” shall be deemed to refer to an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) on Form S-3.

“Significant Stockholders” shall mean, Winton Winter, Jr. Trust Share of the Winter Trust of 12/3/74,  Winton Winter, Jr., Anne Cecelia Winter Trust Share of the Winter Trust of 12/3/74,  Anne Cecelia Winter,  Mary Winter-Stingley,  Mary Winter-Stingley Share of the Winter Trust of 12/3/74,  Steven Stingley,  Adam Winter,  Melissa Winter, Adam Winter Trust Share of the Winter Trust of 12/3/74,  Nancy M. Winter Trust U/T/A 5/10/1988,  as amended, and the Winton Winter Trust U/T/A 8/8/1981, as amended.

“Significant Stockholder Group” shall mean (a) Winton Winter, Jr. Trust Share of the Winter Trust of 12/3/74 and Winton Winter, Jr., (b) Anne Cecelia Winter Trust Share of the Winter Trust of 12/3/74 and Anne Cecelia Winter, (c) Steven Stingley,  Mary Winter-Stingley and Mary Winter-Stingley Share of the Winter Trust of 12/3/74, (d) Adam Winter,  Melissa Winter, and Adam Winter Trust Share of the Winter Trust of 12/3/74, (e) Nancy M. Winter Trust U/T/A 5/10/1988, as amended, and (f) Winton Winter Trust U/T/A 8/8/1981, as amended.

“SRO” shall mean any domestic or foreign securities, broker-dealer, investment adviser and insurance industry self-regulatory organization.

“State Act” shall have the meaning stated in Section 6.9(d).

“Stock Consideration” shall have the meaning stated in Section 2.8(b).

“Subsidiary” shall mean, when used with respect to any party, any Corporate Entity which is consolidated with such party for financial reporting purposes or which otherwise would be deemed to be a subsidiary of such party within the meaning of the BHCA.

“Support Agreement” shall have the meaning stated in the sixth Recital.

“Surviving Corporation” shall have the meaning stated in the first Recital.

“Target Tangible Book Value” shall mean the amount equal to (a) an amount equal to (i) $83,600,000 if the Closing Date is on or before October 31, 2017, (ii) if the Closing Date is after October 31, 2017 and before December 31, 2017, (A) $83,600,000 plus (y) the product of (A) $1,800,000 and (B) the fraction the numerator of which is number of days elapsed between November 1, 2017 (inclusive) and December 31, 2017 (inclusive) and the denominator of which is 61, and (iii) $85,400,000 if the Closing Date is on or after January 1, 2018, plus (b) an amount equal to sixty-seven percent (67%) of Non-NMB Earnings for the period commencing on January 1, 2018 and continuing through the Closing Date, minus  (c) the aggregate amount, not to exceed $1,000,000 (on a pre-tax basis), of impairments under GAAP to any real property set forth on Section 1.1(b) of the Disclosure Schedule taken by Company after the date hereof and prior to the Closing Date.

“Tax” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative, estimated or add-on minimum taxes, imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, together with all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tenant Leases” shall mean leases, subleases, licenses or other use agreements between Company and its Affiliates, as landlord, sublandlord or licensor, on the one hand, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee, on the other hand.

“Transaction Expenses” shall mean the amount of the following fees, costs, charges and other expenses payable by Company or its Subsidiaries or for which Company or any of its Subsidiaries is liable:  (i) all fees and expenses of counsel, accountants, investment bankers, consultants and other advisors related to the transactions contemplated by this Agreement, (ii) any transaction or change-in-control bonus payment payable by Company or its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (including any amounts that may become payable under Section 7.09 of the Company Deferred Compensation Plan following the Closing) and the employer portion of any payroll Taxes associated therewith, (iii) any severance resulting from any termination of employment prior to the Closing (other than any termination of employment at the request of

Parent or its Affiliates) and the employer portion of any payroll Taxes associated therewith, and (iv) the employer portion of any payroll Taxes associated with payments paid or payable under the Company Equity Plan.

“Unrelated Accounting Firm” shall have the meaning stated in Section 6.6(b)(iii).

Article II THE MERGER; DELIVERY OF MERGER CONSIDERATION
2.1 The Merger.

(a) Subject to the terms and conditions of this Agreement (including Section 10.12), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the General Corporation Code of the State of Kansas (the “KGCC”), at the Effective Time, Company shall merge with and into Parent.  Parent shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware.  As of the Effective Time, the separate corporate existence of Company shall cease.

(b) Parent may at any time change the method of effecting the combination if and to the extent requested by Parent, and Company agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided,  however, that no such change or amendment shall (i) alter or change the amount or kind of Merger Consideration provided for in this Agreement or (ii) adversely affect the Tax treatment of the Merger with respect to Company’s stockholders.

2.2 Effective Time.  The Merger shall become effective as set forth in the certificate of merger that shall be filed with the Secretary of State of the State of Delaware and the certificate of merger that shall be filed with the Secretary of State of the State of Kansas on the Closing Date (together, the “Certificates of Merger”).  The term “Effective Time” shall mean the date on and time at which the Merger becomes effective as set forth in the Certificates of Merger.

2.3 Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019, on a date no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties hereto (the “Closing Date”).

2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, the certificate of incorporation of Parent in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.  The bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms of such bylaws.

2.5 Directors and Officers.  The directors of Parent immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.  The officers of Parent immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.6 Tax Consequences.  Subject to Section 10.12, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is hereby adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing Date, except as contemplated by Section 10.12, no party hereto shall (and each party hereto shall cause its respective Subsidiaries not to) take or fail to take any action, which action or failure to act would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.7 Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the DGCL and the KGCC.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company shall become the debts, liabilities and duties of the Surviving Corporation.

2.8 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company or the holder of any of the following securities:

(a) No Effect on Parent Common Stock. Each share of Parent Common Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) Conversion of Company Common Stock.  Each share of Company Common Stock (other than the Dissenting Shares and Non-Accredited Investor Shares) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall, subject to Section 2.8(f), be converted into the right to receive, without interest, the following consideration (the “Merger Consideration”):  (i) an amount in cash equal to the Per Share Cash Amount (the “Cash Consideration”), (ii) the number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”) and (iii) the right to receive cash pursuant to Section 9.3.  Subject to Section 2.10(h), the total number of shares of Parent Common Stock to be issued to Accredited Investors in the aggregate will be equal to the Aggregate Stock Consideration.

(c) Cancellation of Certain Shares of Company Common Stock.  All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned (directly or indirectly) by Parent or Company or held in treasury by Company (other than (i) shares of Company Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares of Company Common Stock held, directly or indirectly, by Parent or Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(d) Dissenting Shares.  Notwithstanding any other provision contained in this Agreement, no shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder’s appraisal rights (any such shares being referred to herein as “Dissenting Shares”) under Section 17-6712 of the KGCC shall be converted into the right to receive the Merger Consideration as provided in Section 2.8(b) and instead shall be entitled to such rights (but only such rights) as are granted by Section 17-6712 of the KGCC (unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the KGCC) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the KGCC.  If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right prior to the Effective Time, each of such stockholder’s shares of Company Common Stock shall thereupon be deemed to have made a Cash Election (unless such stockholder shall have timely submitted to Parent an Investor Questionnaire establishing such stockholder’s status as an Accredited Investor, in which case such stockholder’s shares of Company Common Stock shall thereupon be deemed to be Non-Election Shares).  If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such stockholder’s right to dissent from the Merger after the Effective Time, each of such stockholder’s shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration or the Cash Consideration, or a combination thereof, as determined by Parent in its sole discretion.  Company shall give Parent (i) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock received by Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices.  Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

(e) Non-Accredited Investor Shares.  All shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a Holder who has not properly completed and delivered an Investor Questionnaire to Company prior to the date of this Agreement, or to the Exchange Agent pursuant to Section 2.10(b), that certifies, to the satisfaction of Parent, that such Holder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) (an “Accredited Investor”) shall be deemed to be “Non-Accredited Investor Shares” and shall be converted into the right to receive (A) an amount in cash equal to the Per Share Amount and (B) the right to receive cash pursuant to Section 9.3.

(f) Adjustments.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration, Per Share Amount and other dependent items, as applicable.

(g) Example of Merger Consideration.    For information purposes only and based on the assumptions set forth therein,  an illustration of the calculation of the Per Share Cash Amount and the Exchange Ratio for the Parent Common Stock is set forth in Section 2.8(g) of the Disclosure Schedule.  In the event of any conflict between Section 2.8(g) of the Disclosure Schedule and the provisions of this Agreement, the provisions of this Agreement shall control.

2.9 Treatment of Company Equity Awards.

(a) As of the Effective Time, each option to purchase shares of Company Common Stock granted under the Company Equity Plan (each, a “Company Option”) shall be treated as follows:

(i) If, as of immediately prior to the Effective Time, all outstanding and unexercised Company Options are In-the-Money Options assuming no cash is distributed pursuant to Section 9.3, then each Company Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall fully vest (to the extent unvested) and, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive  an amount in cash equal to the product of (1) the excess, if any, of the Per Share Amount over the exercise price per share of Company Common Stock of such Company Option, multiplied by (2) the number of shares of Company Common Stock subject to such Company Option and  the right to receive cash pursuant to Section 9.3 in respect of each share of Company Common Stock underlying such Company Option as of the Effective Time.  The Surviving Corporation shall issue the consideration described in Section 2.9(a)(i)(A), less applicable tax withholdings, within five (5) business days following the Closing Date.

(ii) If, prior to the Effective Time, either Parent or Company determines in its reasonable judgment that, as of immediately prior to the Effective Time, there will be outstanding and unexercised Company Options that would not be In-the-Money Options if no cash is distributed pursuant to Section 9.3, then the board of directors of Company (or the appropriate committee thereof) shall determine in good faith the “Fair Market Value” (as defined in the Company Equity Plan) of a share of Company Common Stock as of the Effective Time, which determination shall be made in consultation with Parent, and, notwithstanding anything to the contrary in this Agreement, all outstanding and unexercised Company Options shall, as of the Effective Time, be cancelled and converted into the right to receive an amount in cash equal to the product of  the excess, if any, of such Fair Market Value over the exercise price per share of Company Common Stock multiplied by  the number of shares of Company Common Stock subject to such Company Option (and shall have no right to receive cash pursuant to Section 9.3), and the aggregate cash amount payable pursuant to this Section 2.9(a)(ii) shall be deemed to be Aggregate Option Consideration.  Any Company Option that has an exercise price per share of Company Common Stock that is greater than or equal to such Fair Market Value shall be cancelled in exchange for no consideration.  The Surviving Corporation shall issue the consideration described in this Section 2.9(a)(ii), less applicable tax withholdings, within five (5) business days following the Closing Date.

(b) As of immediately prior to the Effective Time, each award in respect of a share of Company Common Stock that is subject to vesting, repurchase or other lapse restrictions granted under the Company Equity Plan (each, a “Company Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall fully vest and, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive  the Merger Consideration in respect of each share of Company Common Stock underlying such Company Restricted Stock Award and  the right to receive cash pursuant to Section 9.3 as set forth in Section 2.8(b).

(c) Prior to the Effective Time, the board of directors of Company (or the appropriate committee thereof) shall adopt such resolutions and take any necessary actions to effectuate the actions contemplated by this Section 2.9.  Company shall take all necessary actions to ensure that after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver shares of Company Common Stock or other capital stock of Company to any Person pursuant to or in settlement of Company Options, Company Restricted Stock Awards or otherwise.

2.10 Deposit and Delivery of Merger Consideration.

(a) At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, (i) certificates representing the number of shares of Parent Common Stock to deliver, and Parent shall instruct the Exchange Agent to timely deliver, the Aggregate Stock Consideration and (ii) immediately available funds equal to the Aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.10(h)) (together, the “Exchange Fund”), and Parent shall instruct the Exchange Agent to timely pay the Aggregate Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

(b) Prior to the Effective Time, the Exchange Agent shall mail to each Holder as of the business day immediately prior to such mailing or delivery, (i) a letter of transmittal substantially in the form attached hereto as Exhibit B with such modifications as may be required by the Exchange Agent) (the “Letter of Transmittal”), (ii) instructions for use in surrendering shares of Company Common Stock in exchange for the Merger Consideration, and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 2.10(h), and any dividends or distributions to which such holder is entitled pursuant to Section 2.10(d) and (iii) an Investor Questionnaire.  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Common Stock as of immediately prior to the Effective Time (other than such holders who received a Letter of Transmittal pursuant to the preceding sentence) (i) a Letter of Transmittal and (ii) instructions for use in surrendering Certificate(s) representing shares of Company Common Stock in exchange for the Merger Consideration,  and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 2.10(h), and any dividends or distributions to which such holder is entitled pursuant to Section 2.10(d).

(c) Upon the later of (i) the Effective Time and (ii) the surrender to the Exchange Agent of Certificates, accompanied by a properly completed Letter of Transmittal and,

if applicable, a duly executed Investor Questionnaire that, in the reasonable determination of Parent, provides that the Holder is an Accredited Investor, such Holder will be entitled to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate(s).  Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(d) No dividends or other distributions with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of Parent Common Stock issuable with respect to such Certificate.

(e) In the event of a transfer of ownership of a Certificate that is not registered in the stock transfer records of Company, the proper amount of cash and/or shares of Parent Common Stock shall be paid or issued in exchange therefor to a Person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

(f) Parent, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, dividends or distributions payable pursuant to Section 2.10(d) and any other amounts payable pursuant to this Agreement, such amounts as Parent, the Exchange Agent or the Surviving Corporation are required to deduct and withhold under the Code, or any provision of state, local or non-U.S. Tax law.  To the extent that any amount is so deducted or withheld by the Exchange Agent, Parent or the Surviving Corporation, as the case may be, such amount shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amount otherwise would have been paid.

(g) After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common

Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates are presented for transfer to Parent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 2.8(b) and the procedures set forth in this Article II.

(h) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Company who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Stock Price by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive.  The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.

(i) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company as of the first (1st) anniversary of the Effective Time shall be paid to Parent.  Any former stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on Parent Common Stock deliverable in this Agreement, in each case, without any interest thereon.  Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of Parent, Company, or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(j) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent and Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.11 Escrow.  Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to Company, pursuant to the Escrow Agreement to act as Escrow Agent (the “Escrow Agent”) hereunder.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Escrow Agent, immediately available funds equal to the Escrow Deposit Amount (the “Escrow Fund”). The Escrow Fund shall be distributed in accordance with Section 9.3.

2.12 Bank Merger.  Immediately following the Merger, Company Banks will merge with and into Parent Bank.  Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Banks shall cease.  The parties hereto agree that the Bank Merger will become effective simultaneously with the Effective Time.  The Bank Merger shall be implemented pursuant to a bank merger agreement, in a form to be specified by Parent and reasonably acceptable to Company, and Parent and Company shall cause Company Banks and Parent Bank, respectively, to execute such plan of merger and such usual and customary certificates of merger and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Effective Time.

Article III REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the correspondingly numbered section of the Disclosure Schedule, Company represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Company has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, or would not reasonably be expected to have, a Material Adverse Effect on Company and its Subsidiaries.  Company is duly registered as a bank holding company under the BHCA, Peoples National Bank is a federally chartered national bank and Peoples Bank is a bank chartered under the laws of the State of Kansas and a member of the Federal Reserve System.  The deposit accounts of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  True and complete copies of the Articles of Incorporation and bylaws of Company, as in effect as of the date of this Agreement, have previously been furnished or made available to Parent.  Company is not in violation of any of the provisions of its Articles of Incorporation or bylaws, each as amended.

(b) Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Company (a “Company Subsidiary”); such list identifies those Company Subsidiaries that have as their primary Federal bank regulatory agency the Federal Reserve Board and those Company Subsidiaries that are not so regulated.  Section 3.1(b) of the

Disclosure Schedule also sets forth a list identifying the number (other than wholly owned Subsidiaries) and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements.  All of the outstanding shares of capital stock or other securities evidencing ownership of the Company Subsidiaries are validly issued, fully paid and non-assessable, and such shares or other securities are owned by Company or another of its Subsidiaries free and clear of any Lien with respect thereto.  Each Company Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on Company and its Subsidiaries) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  Except for its interests in the Company Subsidiaries, Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.  True and complete copies of the Articles of Incorporation and bylaws, certificate of formation, certificate of partnership, limited liability agreements, partnership agreements or other organizational documents (as applicable) of each Company Subsidiary, as in effect as of the date of this Agreement, have previously been furnished or made available to Parent.  No Company Subsidiary is in violation of any of the provisions of such organizational documents.

3.2 Capitalization.

(a) The authorized capital stock of Company consists of 250,000 shares of Company Common Stock, 93,894 of which are issued and outstanding (including 77.5 shares of underlying Company Restricted Stock Awards vesting on June 30, 2017, and 972 shares of Company Common Stock underlying outstanding Company Restricted Stock Awards) and have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights and 2,717 of which are subject to outstanding Company Options.  Except as set forth on Section 3.2 of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  Except for the Support Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company.  Section 3.2 of the Disclosure Schedule sets forth a true and complete list, as of the date hereof, of (i) each Company Option and Company Restricted Stock Award (collectively, “Company Equity Awards”), (ii) the name of the Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the exercise price of each Company Equity Award, if applicable, and (vi) the expiration date of each Company Equity Award, if applicable.  Other than awards under the Company Equity Plan that are set forth on Section 3.2 of the Disclosure Schedule, no other equity-based awards are outstanding.  Company has not issued or granted any Company Options under the Company Equity Plan or otherwise with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP.  With respect to each grant of Company Options, each such grant was (A) made in accordance with the terms of the Company Equity Plan and all applicable laws and complies with or is exempt from Section 409A of the Code, (B) appropriately authorized by the board of directors of Company and has a grant date that is identical to (or later than) the date on which it was actually granted or awarded by the board of directors of Company and (C) properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Company.  No Subsidiary of Company owns any shares of capital stock of Company.

(b) Company has received and transmitted to Parent Investor Questionnaires from each member of the Significant Stockholder Group, in each case certifying that such member is an Accredited Investor.
3.3 Authority; No Violation.

(a) Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Company.  Other than the approval by the affirmative vote of the holders of a majority of Company’s shares entitled to vote on the Mergers or the unanimous written consent of all of Company’s stockholders, no other corporate proceedings on the part of Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Company.  Assuming due authorization, execution and delivery by Parent, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by  the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or  the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will  violate any provision of the Articles of Incorporation or bylaws of Company or  assuming that the Requisite Regulatory Approvals are duly obtained and/or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or loss of benefits that would not be material to Company and its Subsidiaries taken as a whole.

3.4 Consents and Approvals.  Except for  the approval by the Federal Reserve Board under the BHCA and the Bank Merger Act,  the approval of the State of Colorado, Division of Banking,  the notices, consents, approvals, waivers, authorizations, filings and registrations set forth on Section 3.4 of the Disclosure Schedule,  the filing of the Certificates of Merger with the Secretary of State of the State of Kansas pursuant to the KGCC and the Secretary of State of the State of Delaware pursuant to the DGCL, and  if required, any approvals or filings required by the HSR Act (such consents or approvals in clauses (i) through (v), the “Requisite Regulatory Approvals”), no notices to, consents or approvals of, waivers or authorizations by, or filings or registrations with any Governmental Entity which would be material to Company and its Subsidiaries taken as a whole are necessary in connection with (A) the execution and delivery by Company of this Agreement and (B) the consummation of the transactions contemplated hereby.  The only third-party consents necessary in connection with (A) the execution and delivery by Company of this Agreement and (B) the consummation of the transactions contemplated hereby are set forth on Section 3.4 of the Disclosure Schedule.

3.5 Reports.  Company and each of its Subsidiaries have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file since January 1, 2014 with  any SRO,  the Federal Reserve Board,  the FDIC,  the OCC,  the Kansas Office of the State Bank Commissioner and  any other federal, state or foreign governmental or regulatory agency or authority (the agencies and authorities identified in clauses (i) through (vi), inclusive, are, collectively, the “Regulatory Agencies”), and all other Reports required to be filed by them since January 1, 2014, including any Report required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith.  Any such Report regarding Company made in any Report filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Company, examination or investigation by, any Regulatory Agency into the business or operations of Company or any of its Subsidiaries.  There are no unresolved violations, criticisms, or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Company or any of its Subsidiaries, except where any such violations, criticisms or exceptions would not, individually or in the aggregate, be material to Company.

3.6 Financial Statements.

(a) Company has previously made available to Parent copies of the following financial statements (the “Company Financial Statements”), copies of which are attached as Section 3.6(a) of the Disclosure Schedule:   the audited consolidated balance sheets of Company and its Subsidiaries for fiscal years 2016, 2015 and 2014, and the related consolidated statements of income for fiscal years 2016, 2015 and 2014 and  the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 2017 (the “Balance Sheet”) and the related consolidated statement of income for the three months ended March 31, 2017.  The Company Financial Statements fairly present in all material respects the consolidated financial position and results of operations of Company and its Subsidiaries as of the respective dates or for the respective periods therein set forth and, except as set forth on Section 3.6(a)(ii) of the Disclosure Schedule, have been prepared in accordance with either GAAP or regulatory accepted accounting principles, as applicable, consistently applied during the periods involved and, in the case of interim financial statements, subject to recurring year-end adjustments normal in nature and amount.  The Company Financial Statements have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries.

(b) Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Company and its Subsidiaries.  Since December 31, 2013, Company has not received notice of any material claim, investigation, examination or proceeding alleging that Company has engaged in questionable accounting or auditing practices.

(c) The books and records kept by Company and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance in all material respects with applicable laws and accounting requirements.

3.7 Undisclosed Liabilities.  Except (a) as set forth on Section 3.7 of the Disclosure Schedule, (b) for those liabilities that are reflected or reserved against on the Balance Sheet, and (c) for liabilities incurred since December 31, 2016, in the ordinary course of business consistent with past practice, neither Company nor any of its Subsidiaries has any material liability of any nature whatsoever, taken as a whole (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on December 31, 2016.

3.8 Absence of Certain Changes or Events.  Since December 31, 2014,  Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices,  Company has not taken any of the actions Company has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to Section 5.2 and  there have been no events, circumstances, facts or occurrences that have had, individually or in the aggregate, a Material Adverse Effect on Company or its Subsidiaries.

3.9 Legal Proceedings. Except as set forth on Section 3.9 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries that, if determined adversely to Company or any of its Subsidiaries, would reasonably be expected to result in liability to Company in excess of $50,000 or otherwise be material to Company and its Subsidiaries, taken as a whole.  There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or, upon consummation of the Mergers, would apply to Parent or any of its Subsidiaries).

3.10 Taxes and Tax Returns.

(a) Each of Company and its Subsidiaries has duly and timely filed or caused to be duly and timely filed (taking into account all applicable extensions) all U.S. federal, state, local and non-U.S. Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns).  Through the date hereof, Company and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements.  Company and each of its Subsidiaries has made adequate provision on the Balance Sheet for all accrued Taxes not yet due and payable.

(b) No jurisdiction where Company or any of its Subsidiaries does not file a Tax Return has made a claim that Company or any of its Subsidiaries is required to file a Tax Return in such jurisdiction.
(c) No Liens for Taxes exist with respect to any of the assets of Company and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d) There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of Company or any of its Subsidiaries.

(e) There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to Company or any of its Subsidiaries, which waiver or extension is in effect.

(f) All Taxes required to be withheld, collected or deposited by or with respect to Company or any of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required by applicable law, have been duly and timely paid to the appropriate Governmental Entity.  Company and each of its Subsidiaries has complied in all respects with all information reporting and backup withholding provisions of applicable law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to Deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

(g) Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulations Section 1.6011-4(b)(1).

(h) Neither Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreement or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(i) Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j) Neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise,  as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Section 355 of the Code.

(k) Neither Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method.

(l) Neither Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.  Neither Company nor any of its Subsidiaries has taken any action that could defer a liability for Taxes of Company or any of its Subsidiaries from any taxable period (or portion thereof) ending on or prior to the Closing Date, to any taxable period (or portion thereof) beginning after the Closing Date.

(m) Neither Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.
(n) No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Company or any of its Subsidiaries.

(o) Neither Company nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, has agreed not to take any action or is aware of any fact or circumstance, which action, inaction, fact or circumstance would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(p) Company has not, in the past ten (10) years, acquired assets from another corporation in a transaction in which Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.
(q) Neither Company nor any of its Subsidiaries currently has an election in effect to be treated as an S corporation within the meaning of Section 1361(a) of the Code.
3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Disclosure Schedule contains a true and complete list of all material Company Benefit Plans.    Company has made available to Parent true and complete copies of (i) each material Company Benefit Plan (or, with respect to any unwritten material Company Benefit Plan, a written description thereof); and (ii) to the extent applicable, (A) the most recent annual report on Form 5500 filed and all schedules thereto filed with respect to such Company Benefit Plan, (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan, (C) the most recent actuarial report, financial statement or valuation report, (D) a current IRS opinion or advisory or favorable determination letter, (E) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, and (F) all material correspondence to or from any Governmental Entity relating to such Company Benefit Plan.

(b) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

(c) Each Company Benefit Plan that is intended to be a qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion or advisory letter issued by the IRS and, to the Knowledge of Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(d) None of Company and its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is (i) subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code or (ii) a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.  No event has occurred and, to the Knowledge of Company, there currently exists no condition or circumstances that would subject Company, any of its Subsidiaries or any of their respective ERISA Affiliates to any (A) liability with respect to any Company Benefit Plans under Section 302 or Title IV of ERISA, or (B) Controlled Group Liability with respect to any employee benefit plan that is not a Company Benefit Plan.

(e) Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(f) All contributions required to be made to any Company Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company to the extent required by GAAP.

(g) Except as provided in Section 2.9, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event):  (i) entitle any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) under any Company Benefit Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by Company or any of its Subsidiaries under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Company Benefit Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries; or (v) limit or restrict the right of Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan.

(h) Neither Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(i) Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies in both form and operation with the requirements of Section 409A of the Code such that no amount paid pursuant to any such Company Benefit Plan is or will be subject to tax under Section 409A of the Code.

(j) There are no pending or, to the Knowledge of Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans, in each case, which would reasonably be expected to result in any material liability of Company or any of its Subsidiaries.  No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of Company, threatened.

(k) Each individual who renders services to Company or any of its Subsidiaries who is classified by Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

(l) No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.
3.12 Labor Matters.

(a) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Company or any of its Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority.  There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving Company or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to Company or any of its Subsidiaries at any time within three (3) years of the date of this Agreement.

(b) Each of Company and its Subsidiaries are in material compliance with all applicable state, federal and local laws and regulations relating to labor, employment, termination of employment or similar matters, including laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers’ compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices.  Except as would not result in any material liability to Company or any of its Subsidiaries, there are no complaints, whether internal or external, formal or informal, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any claimed beneficiary of any current or former employee or applicant for employment, any class of the foregoing or any Governmental Entity, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

3.13 Compliance with Applicable Law.

(a) Company and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been, since

December 31, 2013, in compliance with, and are not and have not been in violation of, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Company and its Subsidiaries, and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Company and its Subsidiaries, taken as a whole.    Schedule 3.13(a) of the Disclosure Schedule sets forth a list of all licenses, permits and authorizations of Governmental Entities required for the operation of Company’s and its Subsidiaries’ respective businesses and operations (including, for the avoidance of doubt, for all sales of loans originated by the mortgage operations as currently conducted by Company and its Subsidiaries).

(b) Company and each insured depository Subsidiary of Company is “well-capitalized” (as that term is defined at 12 C.F.R. Part 225.2(r) or the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s)), and the institution’s CRA rating is no less than “satisfactory.”  Neither Company nor any Company Subsidiary has been informed that its status as “well-capitalized,” “well-managed” or “satisfactory” for CRA purposes will change within one (1) year.  All deposit liabilities of Company and its Subsidiaries are insured by the FDIC to the fullest extent under the law.  Company and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums.

3.14 Material Contracts.

(a) Except as set forth on a correspondingly labeled subsection of Section 3.14(a) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether written or oral and whether or not set forth in the Disclosure Schedule, is referred to as a “Material Contract”):

(i) any contract or agreement entered into since January 1, 2012 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii) any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or any of its Subsidiaries is a lender, borrower or guarantor other than those entered into in the ordinary course of business;

(iii) any contract or agreement limiting the freedom of Company or any of its Subsidiaries to engage in any line of business to compete with any other Person or prohibiting Company from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;
(iv) any contract or agreement with any Affiliate of Company or its Subsidiaries;

(v) any agreement of guarantee, support or indemnification by Company or its Subsidiaries, assumption or endorsement by Company or its Subsidiaries of, or any similar commitment by Company or its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(vi) any agreement which would be terminable other than by Company or its Subsidiaries or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(vii) any alliance, cooperation, joint venture, stockholder, partnership or similar agreement involving a sharing of profits or losses relating to Company or any of its Subsidiaries;

(viii) any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by Company or its Subsidiaries of more than $25,000;

(ix) any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of Company or its Subsidiaries;

(x) any contract or agreement that contains any (w) exclusive dealing obligation, (x) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (y) “most favored nation” or similar provision or (z) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xi) any material contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

(xii) any contract under which Company or any Company Subsidiary will have an obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation, or any other liability after the date hereof;

(xiii) any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2016, as applicable, were in excess of $25,000;

(xiv) any contract involving the purchase or sale of mortgage loans by the Company Banks or their Affiliates;

(xv) any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by Company or its Subsidiaries of $25,000; and

(xvi) any contract not listed above that is material to the financial condition, results of operations or business of Company or its Subsidiaries.

(b) Company and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged (or otherwise known by Company) to be in default in respect of, each Material Contract to which Company or its Subsidiaries are a party or by which Company or its Subsidiaries are bound, except as would not, individually or in the aggregate, have a Material Adverse Effect on Company and its Subsidiaries.  Each of the Material Contracts is valid and binding on Company or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except as would not, individually or in the aggregate, be material to Company and its Subsidiaries.  True, correct and complete copies of all Material Contracts have been furnished or made available to Parent.

3.15 Agreements with Regulatory Agencies.  Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Disclosure Schedule, a “Company Regulatory Agreement”), nor does Company have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Entity that could reasonably be expected to lead to the issuance of any such Company Regulatory Agreement, except as set forth on Section 3.15 of the Disclosure Schedule.

3.16 Investment Securities.

(a) Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries.  Such securities are valued on the books of Company and its Subsidiaries in accordance with GAAP.

(b) Company and its Subsidiaries employ investment, securities risk management and other policies, practices and procedures which are prudent and reasonable in the context of such businesses.

3.17 Derivative Instruments.  All Derivative Transactions, whether entered into for the account of Company or one of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and, to the Knowledge of Company, in accordance with applicable laws, rules, regulations and policies of all applicable Regulatory Agencies and other policies, practices and procedures employed by Company, as applicable and are legal, valid and binding obligations of Company or one of its Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and are in full force and effect.  Company and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the Knowledge of Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.  As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.18 Environmental Liability.  Except as set forth on Section 3.18 of the Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims or actions or any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries, of any liability or obligation arising under any local, state or federal environmental, health or safety statute, regulation, law (including common law) or ordinance, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“Environmental Laws”), pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries.  To the Knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to be material to Company or any of its Subsidiaries.  To the Knowledge of Company, during or prior to the period of (i) Company’s or any of its Subsidiaries’ ownership or operation of any property,

(ii) Company’s or any of its Subsidiaries’ participation in the management of any property, or (iii) Company’s or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to, individually or in the aggregate, be material to Company or any of its Subsidiaries.  Company is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.  There has been no written third-party environmental site assessment conducted since January 1, 2010 assessing the presence of hazardous materials located on any property owned or leased by Company or any Company Subsidiary that is within the possession or control of Company and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

3.19 Insurance.  Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Company and its Subsidiaries.  Section 3.19 of the Disclosure Schedule contains a list of all insurance policies applicable and available to Company and its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or its Subsidiaries (the “Company Policies”) (specifying policy type (e.g., whether such policy is claims-made), policy numbers, applicable deductible levels, policy periods, available limits of coverage, and information regarding any settlement or commutation of the same) and Company has provided, or made available, true and complete copies of all such Company Policies to Parent.  There is no claim for coverage by Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights.  All premiums payable by Company or its Subsidiaries have been timely paid, by Company or its Subsidiaries, as applicable.  Neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.

3.20 Title to Property.

(a) Company or one of its Subsidiaries (i) will have, at Closing good and marketable title to all the real properties listed on Section 3.20(a) of the Disclosure Schedule (the “Owned Real Property”), free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (ii) has good and marketable leasehold interests in all the Leased Premises, free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases.

Since September 30, 2013, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or to the Knowledge of Company is the subject of a pending or contemplated taking which has not been consummated).  All of the land, buildings, structures, plants, facilities and other improvements leased or used by Company or any of its Subsidiaries in the conduct of Company’s or such Subsidiary’s business other than those items that comprise part of the Owned Real Property are included in the Leased Premises.

(b) Except as set forth on Section 3.20(b) of the Disclosure Schedule, no Person other than Company and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises.  All buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well-maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of Company’s business.  Company and its Subsidiaries do not use in its business any material real property other than the Owned Real Property and the Leased Premises.

(c) Section 3.20(c) of the Disclosure Schedule sets forth a true, correct, and complete list of all Real Property Leases and all Tenant Leases (including all amendments, modifications, and supplements thereto) and all such documentation has been made available to Parent on or prior to the date hereof.  Each of the Real Property Leases and each of the Tenant Leases is valid and binding on Company or its applicable Subsidiary and is in full force and effect, without amendment and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to the other parties thereto, and neither Company nor, to the Knowledge of Company, any other party thereto, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.

(d) Company and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises and the manner it is used in Company and its Subsidiaries’ business will be in accordance in all material respects with all applicable laws.

(e) Except as would not be material to Company, Company and its Subsidiaries have good, valid and marketable title to all Personal Property and each of the Personal Property Leases is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Company, the lessor.

3.21 Intellectual Property.

(a) Company and its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by Company and its Subsidiaries as of the date hereof (the “Company Intellectual Property”) in the manner that it is currently used by Company and its Subsidiaries.

(b) Section 3.21(b) of the Disclosure Schedule lists all Company Intellectual Property that is the subject of a registration, issuance or pending application.

(c) Neither Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Company, neither Company nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party.  To the Knowledge of Company, no third party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property.  Neither Company nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or permits third parties to use any Company Intellectual Property rights.  Neither Company nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property.

(d) Neither Company nor any of its Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Company Intellectual Property.

3.22 Broker’s Fees.  Except for Capital Corporation, L.L.C., neither Company nor any of its Affiliates has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

3.23 No Investment Adviser.  Except as set forth on Section 3.23 of the Disclosure Schedule, neither Company nor any Company Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

3.24 Loans.

(a) The information with respect to each Loan set forth in the Loan Tape, and, to the Knowledge of Company, any third-party information set forth in the Loan Tape is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of May 31, 2017 (the “Cut-off Date”).

(b) (i) Section 3.24(b) of the Disclosure Schedule sets forth a list of all Loans as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(c) Each Loan (i) was originated or purchased by Company or its Subsidiaries and its principal balance as shown on Company’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated complied, with all applicable requirements of federal, state, and local laws, and regulations and rules thereunder.

(d) Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated or purchased, as the case maybe, and is administered and serviced (to the extent administered and serviced by Company or a Company Subsidiary), and the relevant Loan Documentation is being maintained, in accordance with Company’s or its Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state, and local laws, and regulations and rules thereunder.  The Loan Documentation with respect to each Loan was in material compliance with applicable laws and regulations at the time of origination or purchase by Company or its Subsidiaries and is complete and correct in all material respects.

(e) With respect to each Loan that is secured, Company or its Subsidiaries have a valid and enforceable lien on the collateral described in the documents relating to such Loan, and such lien has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(f) Except as set forth in Section 3.24(f) of the Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g) Company’s allowance for loan losses as of the Cut-off Date was in compliance with Company’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(h) Section 3.24(h) of the Disclosure Schedule identifies each Loan that as of the Cut-off Date  was on non-accrual status,  where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms,  where a specific reserve allocation existed in connection therewith, or  which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15.  For each Loan identified in response to clauses (i) through (iv) above, Section 3.24(h) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of the Cut-off Date.

(i) Each of Company and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the

Truth in Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act and the Fair Debt Collection Practices Act.

3.25 Fiduciary Activities.  Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law in all material respects.  Except as would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, none of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.26 Related Party Transactions.

(a) Section 3.26(a) of the Disclosure Schedule identifies all agreements or arrangements between Company or any Company Subsidiary, on the one hand, and any stockholder or Affiliate of Company (other than Company and its Subsidiaries), on the other hand and all agreements or arrangements pursuant to which any stockholder or Affiliate of Company (other than Company and its Subsidiaries) is a party and Company or any Company Subsidiary receives services or goods.  No relationship, direct or indirect, exists between or among Company and its Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, stockholder, customer or supplier of Company or any of its Affiliates, on the other hand, which would be required by the Securities Act to be disclosed in a registration statement on Form S-1.

(b) Except as set forth in Section 3.26(b) of the Disclosure Schedule, no stockholder or Affiliate of Company (other than Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of Company and its Subsidiaries.

(c) No employee of Company or its Subsidiaries provides any services to any Affiliate (other than Company and its Subsidiaries) of any Significant Stockholder.
3.27 Certain Estimates.

(a) Section 3.27(a) of the Disclosure Schedule sets forth Company’s good faith estimate as of the date hereof of the items and amounts that constitute Transaction Expenses.

(b)  Section 3.27(b) of the Disclosure Schedule sets forth Company’s good faith estimate as of the date hereof of the National Mortgage Business Settlement Statement through a date not more than five (5) business days prior to the date hereof.

3.28 Takeover Laws.  The board of directors of Company has approved this Agreement and the transactions contemplated hereby and has taken all actions necessary or advisable to render inapplicable to this Agreement and the transactions contemplated hereby any

“moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or other similar law.

3.29 Significant Stockholder Representations.  The execution, delivery and performance by the Significant Stockholders of this Agreement and the consummation by the Significant Stockholders of the transactions contemplated hereby are (1) if such Significant Stockholder is an entity, within the corporate or other organizational powers of such Significant Stockholder and have been duly authorized by all necessary corporate or other organizational action or (2) if such Significant Stockholder is an individual, within the capacity of such Significant Stockholder.  This Agreement constitutes a legal, valid and binding agreement of the Significant Stockholders, enforceable against each Significant Stockholder in accordance with its terms, subject only to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.  If this Agreement is being executed in a representative or fiduciary capacity, the Person signing such agreement has full power and authority to enter into and perform such agreement.  The execution and delivery of this Agreement by the Significant Stockholders does not, and the performance of this Agreement the Significant Stockholders will not, (1) require any Significant Stockholder to obtain any consent, approval, authorization, waiver or permit of any Governmental Entity, (2) conflict with or violate any laws, statutes, ordinances, codes, orders, rules, regulations and other legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity applicable to any Significant Stockholder or by which any property of any Significant Stockholder is bound or affected, or (3) result in any breach of or constitute a default under (or an event which, with notice or lapse of time, or otherwise, would constitute a default), or give rise to a right of termination or cancellation, an acceleration of performance required, a loss of benefits, or result in the creation of a Lien on any asset of any Significant Stockholder pursuant to, any agreement, instrument or indenture to which any Significant Stockholder is a party or by which any Significant Stockholder is bound, except in the case of clauses (1) and (2) for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not reasonably be expected to prevent, delay or impair such Significant Stockholder’s ability to perform its obligations under this Agreement.

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the correspondingly numbered section of the Parent Disclosure Schedule or in any report, schedule, form or other document filed with, or furnished to, the SEC by Parent prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer), Parent hereby represents and warrants to Company as follows:

4.1 Corporate Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Parent has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not be material to Parent and its Subsidiaries, taken as a whole.  True and complete copies of the certificate of incorporation and bylaws of Parent, as in effect as of the date of this Agreement, have previously been made available by Parent to Company.  Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws, each as amended and restated.  Parent Bank is a bank chartered under the laws of the State of Colorado and a member of the Federal Reserve System.  The deposit accounts of Parent Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

4.2 Capitalization.   As of June 19, 2017, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, 27,045,676 of which are issued and outstanding (including 256,899 shares of Parent Common Stock underlying outstanding restricted stock awards) and have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights, 1,685,085 of which are subject to outstanding stock options, and 129,442 of which are subject to outstanding restricted stock unit awards (assuming applicable performance goals are satisfied at target performance), 200,000,000 shares of Class B Non-Voting Common Stock, $0.01 par value per share (“Parent Class B Common Stock”), of which no shares are issued and outstanding and have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights, and 50,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares were issued and outstanding.  As of June 19, 2017, no more than 24,542,083 shares of Parent Common Stock and Parent Class B Common Stock were held in Parent’s treasury.  As of June 19, 2017, no shares of capital stock or other voting securities of Parent are reserved for issuance, except for 5,968,997 shares reserved for issuance under Parent’s equity compensation plans and outstanding options and warrants described in this Section 4.2.  Except as set forth in this Section 4.2, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  The shares of Parent Common Stock to be issued in the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and will have been issued in compliance with all applicable state and federal securities laws.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Parent.  No other corporate proceedings (including any approvals of Parent’s stockholders) on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent.  Assuming due authorization, execution and delivery by Company, this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by  the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or  the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will  violate any provision of the certificate of incorporation or bylaws, each as amended and restated, of Parent or  assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or loss of benefits which would not be material to Parent and its Subsidiaries, taken as a whole.

4.4 Consents and Approvals.  Except for (i) the Requisite Regulatory Approvals and (ii) such additional notices, consents, approvals, waivers, authorizations, filings or registrations the failure of which to make or obtain would not be material, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are necessary in connection with (A) the execution and delivery by Parent of this Agreement and (B) the consummation by Parent of the transactions contemplated hereby.

4.5 Availability of Funds.  Parent will have as of the Closing sufficient cash or cash equivalents available, directly or through one or more Affiliates, to pay the Aggregate Cash Consideration on the terms and subject to the conditions contained herein.

4.6 Financial Statements.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Reports filed by Parent with the SEC (the “Parent Financial Statements”) fairly present in all material respects the consolidated financial position and results of operations of Parent and its Subsidiaries as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with either GAAP or regulatory accepted accounting principles, as applicable, consistently applied during the periods involved and, in the case of interim financial statements, subject to recurring year-end adjustments normal in nature and amount.  The Parent

Financial Statements have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries.

(b) Parent (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that material information relating to Parent and its Subsidiaries is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (B) has disclosed to Parent’s outside auditors and the audit committee of the Parent’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.  To Parent’s Knowledge, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.  Parent has not received notice of any material claim, investigation, examination or proceeding alleging that Parent has engaged in questionable accounting or auditing practices.

(c) The books and records kept by Parent and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance in all material respects with applicable laws and accounting requirements.

4.7 Absence of Certain Changes or Events.  Since December 31, 2014, (a) Parent has not taken any of the actions that Parent has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to Section 5.3 of this Agreement and (b) there have been no events, circumstances, facts or occurrences that have had, individually or in the aggregate, a Material Adverse Effect.

4.8 Reports.  Parent and each of its Subsidiaries have filed all Reports, that they were required to file since January 1, 2014 with Regulatory Agencies, and all other Reports required to be filed by them since January 1, 2014, including any Report required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith.  Any such Report regarding Company made in any Report filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Parent, examination or investigation by, any Regulatory Agency into the business or operations of Company or any of its Subsidiaries.  There are no unresolved violations, criticisms, or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Company or any of its Subsidiaries, except where any such violations, criticisms or exceptions that would not, individually or in the aggregate, be material to Parent.

4.9 Sarbanes-Oxley. Parent is in compliance in all material respects with applicable provisions of the Sarbanes-Oxley Act of 2002.

4.10 Legal Proceedings.

(a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) There is no injunction, order, judgment or decree imposed upon Parent or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.11 No Undisclosed Liabilities.  Except (i) for those liabilities that are reflected on, reserved against or disclosed in the notes to Parent’s consolidated balance sheets included in the Parent’s Quarterly Report on Form 10-Q for the year ended March 31, 2017 (the “Parent Balance Sheet”), and (ii) for liabilities incurred since March 31, 2017, in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries has any material liability of any nature whatsoever, taken as a whole (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Parent Balance Sheet if it had existed on March 31, 2017.

4.12 Insurance.  Parent and its Subsidiaries currently maintain, or are covered by, insurance in such amounts and covering such risks as is considered by Parent to be reasonable for their respective operations and their known liabilities contingent and otherwise.  To the Knowledge of Parent, such insurance of Parent and its Subsidiaries is valid and enforceable and in full force and effect in all material respects.  Parent believes that it will be able to renew its existing insurance and its Subsidiaries’ insurance as and when such coverage expires or will be able to obtain replacement insurance adequate for the conduct of the business and the value of its properties at a cost that could not reasonably be expected to have a Material Adverse Effect.

4.13 Environmental Liability.  Except as set forth on Section 4.13 of the Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims or actions or any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries, of any liability or obligation arising under any Environmental Laws pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries.  To the Knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect.  To the Knowledge of Parent, during or prior to the period of (i) Parent’s or any of its Subsidiaries’ ownership or operation of any property, (ii) Parent’s or any of its Subsidiaries’ participation in the management of any property, or (iii) Parent’s or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or other materials regulated under

Environmental Laws in, on, under or affecting any such property which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  Parent is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

4.14 Agreements with Regulatory Agencies.  Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.15 Parent Equity Plans.  Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent, each Parent Equity Plan has been established, operated and administered in compliance with its terms and applicable laws.

4.16 Broker’s Fees.  Except for Keefe, Bruyette & Woods, Inc. neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Article V COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of Company Prior to the Effective Time.  During the period from the date of this Agreement to the earlier of the Effective Time, or any termination of this Agreement, except as expressly set forth in Section 6.6 or as otherwise expressly required by this Agreement, Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay (x) the ability of either Company or Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby, (y) the ability of either Company or Parent to perform its covenants and agreements under this Agreement or (z) the consummation of the transactions contemplated hereby.

5.2 Forbearances of Company.  During the period from the date of this Agreement to the earlier of the Effective Time, or any termination of this Agreement, except (x) as set forth in Section 5.2 of the Disclosure Schedule, (y) as expressly required by this Agreement, or (z) to the extent (and only to the extent) Company is specifically directed in writing by a supervising federal or state banking regulator to take any of the following actions, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) create, incur any indebtedness for borrowed money (other than acceptance of Deposits, purchases of federal funds and sales of certificates of deposit, each with prices, terms and conditions consistent with past practice), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (except to the extent committed to prior to the date hereof and set forth in Section 5.2(a) of the Disclosure Schedule), in each case (i) in any manner that results or would reasonably be expected to result in a fee or penalty becoming payable in the event that such indebtedness or obligation is repaid prior to the date that it is due by its terms, (ii) in any manner that results or would reasonably be expected to result in Parent recording any fair value adjustment in connection with the consummation of the Merger under GAAP or (iii) in an aggregate amount in excess of $5,736,000;

(b)  adjust, split, combine or reclassify any capital stock,  make, declare or pay any dividend (other than ordinary quarterly dividends declared and paid at times consistent with past practice and in an amount in any quarter that does not exceed thirty three percent (33%) of the Non-NMB Earnings for the preceding fiscal quarter, provided that Parent (x) shall have received at least ten (10) business days’ notice prior to declaration or payment of any such dividend of the Non-NMB Earnings for the preceding fiscal quarter and proposed amount of the related dividend and (y) shall not have reasonably objected thereto during such ten (10) business day period) or distribution or make any other distribution on any shares of its capital stock or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock (other than the acceptance of shares of Company Common Stock as payment for the exercise price of or withholding Taxes incurred in connection with the exercise, vesting or settlement of any Company Equity Awards outstanding on the date hereof in accordance with their terms),  grant any restricted stock, stock options, stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock,  issue any additional shares of capital stock of Company (other than upon the exercise of Company Options outstanding on the date hereof in accordance with their terms) or sell, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary or  enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(c) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned Company Subsidiary, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, except  in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company or  pursuant to the National Mortgage Sale Documents;

(d)  acquire direct or indirect control over any business entity, whether by stock purchase, merger, consolidation or otherwise, or  make any other investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, limited partnership or other entity, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Company;

(e)  materially restructure or change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported, or  invest in any (A) mortgage-backed or mortgage-related securities that would be considered “high risk” securities under applicable regulatory pronouncements, (B) private label securities, (C) municipal securities or (D) securities that, if acquired, would reduce the liquidity of, or extend the duration of, the existing investment securities portfolio, except in each case as required by applicable law;

(f) except as required by applicable law or any Company Benefit Plan in existence as of the date hereof, (i) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or independent contractors, other than annual merit-based increases to base salary or wage rate for employees (other than officers) in the ordinary course of business, consistent with past practice, that, in the aggregate, do not exceed 3% of the aggregate cost of annual base salaries and annualized wage rates for all employees (other than officers) as in effect on the date hereof, (ii) grant to any of its directors, officers, employees or independent contractors any increase in severance or termination pay, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation other than performance bonus payments to managers consistent with past practices and based on actual performance, (iv) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits) with any of its directors, officers, employees or independent contractors, (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, (vi) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or independent contractors, (vii) terminate the employment of any employee whose total annual compensation exceeds $70,000, or (viii) hire any employee or independent contractor whose total annual compensation exceeds $70,000;

(g) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $50,000 individually or $100,000 in the aggregate, or waive or release any material rights or claims other than in the ordinary course of business consistent with past practice;

(h) (i) change its methods of accounting (or the manner in which it accrues for liabilities) in effect on March 31, 2017, except as required by changes in GAAP after the date hereof as concurred in by Eide Bailly LLP, its independent auditors or (ii) except as required by GAAP after the date hereof and other than in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets;

(i) make, change or revoke any Tax election, change any Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund, offset or other reduction of Taxes;

(j) adopt or implement any amendment to its Articles of Incorporation or any changes to its bylaws or comparable organizational documents;

(k) enter into, amend in any material respect or terminate any Material Contract, other than in the ordinary course of business consistent with past practice; provided that in no event shall Company or any Company Subsidiary enter into any contract of the sort required to be disclosed pursuant to Section 3.14(a)(iii),  (iv),  (vii),  (ix),  (x) or (xii);

(l) make, acquire, modify or renew, or agree to make, acquire, modify or renew any Loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that  would be a material violation of Company’s or Company Bank’s policies and procedures in effect as of the date hereof,  would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or  would, when aggregated with all other exposures to any Borrower, exceed  $2,500,000 to any Borrower on a fully secured basis or  $100,000 to any Borrower on an other than fully secured basis (except in the case of this clause (C)(1) for Loans or other extensions of credit pursuant to binding commitments made prior to the date of this Agreement that are listed on Section 5.2(l) of the Disclosure Schedule); provided that in the event that Company desires to make or renew any such Loan or extension of credit prohibited by this Section 5.2(l), it shall so advise Parent via email transmission (including reasonable detail to permit Parent to evaluate such proposed action) and Parent shall notify Company via email transmission within two (2) business days of receipt of such notice whether Parent consents to such Loan or extension of credit; provided that if Parent fails to notify Company within such time frame, Parent shall be deemed to have consented to such Loan or extension of credit;

(m) except as may be required by a Regulatory Agency, change in any material respect the credit policies and collateral eligibility requirements and standards of Company;

(n) open, close, purchase, sell, consolidate, relocate or materially alter any branch of Company Bank or otherwise file any application or give any notice to take any such action with respect to any branch of Company Bank;

(o) except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business that is material to Company and its Subsidiaries, taken as a whole, or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to Company and its Subsidiaries, taken as a whole, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(p) file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Company or any Company Subsidiary;

(q) make, or commit to make, any capital expenditures in excess of $75,000 in the aggregate, other than as disclosed in Company’s capital expenditure budget set forth in Section 5.2(q) of the Disclosure Schedule;

(r) take any action that is intended or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;

(s) take any action or fail to take any action, which action or failure to act would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(t) agree, resolve or make any commitment to take any of the actions prohibited by this Section 5.2.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company’s operations prior to the Effective Time.

5.3 Forbearances of Parent.  During the period from the date of this Agreement to the earlier of the Effective Time and any termination of this Agreement, except as expressly contemplated or permitted by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company, (a) amend, repeal or otherwise modify any provision of Parent’s certificate of incorporation or bylaws (other than those that would not adversely affect Company’s, Holders’ or Parent’s ability to consummate the transactions contemplated hereby), (b) take any action or fail to take any action, which action or failure to act would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (c) take any action that is intended or is reasonably likely to result in any of its representations or warranties of Parent set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Mergers set forth in Article VII not being satisfied, except, in each case, as may be required by applicable law, (d) take any action (including entering into a merger or acquisition transaction) that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of Parent to obtain the necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated by this Agreement, or (e) agree, resolve or make any commitment to take any of the actions prohibited by this Section 5.3.

5.4 Exclusivity.  Prior to the Effective Time, or until this Agreement is terminated in accordance with its terms, Company shall not, and shall cause its Subsidiaries and Affiliates and its and their respective officers, employees, directors, agents or representatives not to, directly or indirectly, solicit, encourage, facilitate or initiate discussions or engage in negotiations with, or provide information to, or authorize any financial advisor or other Person to solicit, encourage, facilitate or initiate discussions or engage in negotiations with, or provide information to, any Person (other than Parent) concerning any potential sale of any of the capital stock of, or merger, consolidation, combination, sale of assets, reorganization or other similar transaction involving, Company or any of its Subsidiaries or stockholders (an “Alternative Proposal”).  Until this Agreement is terminated in accordance with its terms, Company shall promptly (and in any event within two (2) business days after receipt thereof by Company or any Affiliate) advise Parent orally and in writing of any Alternative Proposal (including the proposed terms thereof), any request for information with respect to any Alternative Proposal, or any written inquiry with respect to, or which could reasonably be expected to result in, an Alternative Proposal.  Promptly following the execution of this Agreement, Company shall, and shall cause its Subsidiaries and Affiliates and its and their respective officers, employees, directors, agents or representatives to, immediately cease and terminate any discussions or negotiations with any Person conducted heretofore with respect to any Alternative Proposal, and use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties (including by enforcing any rights under any confidentiality, non-disclosure or similar agreements with such parties).  Notwithstanding anything contained herein to the contrary, Company agrees that Parent shall be entitled to specifically enforce this Section 5.4 in any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to Company and that money damages may not provide an adequate remedy to Company.

Article VI ADDITIONAL AGREEMENTS
6.1 Regulatory Matters.

(a) Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the transactions contemplated hereby, including obtaining any third-party consent which may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.1, required in order to continue any contract or agreement with Company or its Subsidiaries following the Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity which is required or advisable to be obtained by Company or Parent, respectively, or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement.  The parties hereto shall cooperate with each other and promptly prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings (including, if required, notification under the HSR Act or any other antitrust or competition law), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement.  Each of Parent and Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each of Parent and Company shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.  Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall be deemed to require Parent to take any action, or commit to take any action, or agree to any condition or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or third parties that would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Company or Parent (measured on a scale relative to Company and its Subsidiaries, taken as a whole) or on the expected benefits to be received by Parent from the Mergers following the Closing, including, for the avoidance of doubt, any determination by a Regulatory Agency or other Governmental Entity that the Bank Merger may not be consummated as contemplated herein, including simultaneously with the Effective Time (a “Materially Burdensome Regulatory Condition”); provided that, if requested by Parent, then Company and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Company and its Subsidiaries only in the event the Closing occurs.

(b) Subject to applicable law relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c) Subject to applicable law relating to the exchange of information, Parent and Company shall promptly advise each other upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval or other consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.  Subject to the Confidentiality Agreement, each of Company and Parent agrees to provide to the officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives of the other Party, from time to time prior to the Effective Time or the termination of this Agreement, such information as such Party shall reasonably request with respect to the other Party’s businesses, financial conditions and operations and such access to the properties, books and records and personnel as such Party shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party, and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, and other document filed or received by it during such period pursuant to the requirements of state or federal banking laws (other than reports or documents that such Party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other

Party may reasonably request.  Parent and Company shall comply with, and cause their respective officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

6.3 Stockholder Approval.  Company, the Significant Stockholders and the board of directors of Company shall use their reasonable best efforts to obtain from its stockholders the stockholder consent in favor of the approval and adoption of this Agreement required to consummate the transactions contemplated by this Agreement prior to the date and time set forth in Section 8.1(f).  Prior to the receipt of the approval of its stockholders, Company shall have delivered to its stockholders all required disclosures under, and in accordance with, applicable law describing this Agreement, the other agreements and the transactions contemplated hereby and thereby, including the Mergers.  Following the receipt of the approval of its stockholders, Company shall deliver to its stockholders all notices required by, and in accordance with, applicable Law and/or its Articles of Incorporation and bylaws and shall cause such notice to include a copy of Section 17-6712 of the KGCC and such other information as is required by the KGCC for such notice to comply with Section 17-6712(d)(2).    Company will provide Parent a draft of any notice to be delivered to stockholders in advance with a reasonable opportunity to review and will incorporate such modifications as may be reasonably requested by Parent in good faith.

6.4 Public Disclosure.  Neither Company nor Parent shall, and neither Company nor Parent shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Parent, in the case of a proposed announcement by Company, or Company, in the case of a proposed announcement by Parent; provided,  however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law.  Company and Parent agree that the press release initially announcing the execution of this Agreement will be a joint press release of Parent and Company.

6.5 Employee Benefit Matters.

(a) With respect to any employee benefit plans of Parent or its Subsidiaries in which any employees of Company and its Subsidiaries who continue to be employed by Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (collectively, the “Continuing Employees”) become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Corporation and its Subsidiaries to use commercially reasonable efforts to:  (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of benefit accrual under any defined benefit pension or the employer premium subsidy under any retiree medical plan, or (C) to any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population.

(b) If requested by Parent in writing at least ten (10) business days prior to the Effective Time, Company shall cause any 401(k) plan sponsored or maintained by Company (each, a “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing.  In the event that Parent requests that any Company 401(k) Plan be terminated, (i) Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than two (2) days immediately preceding the Effective Time and (ii) the Continuing Employees of Company shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”).  Parent and Company shall take any and all actions as may be required, including amendments to any Company 401(k) Plan and/or Parent 401(k) Plan, to permit the Continuing Employees of Company who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof in an amount equal to the full account balance distributed to such Continuing Employee of Company from a Company 401(k) Plan.

(c) If requested by Parent in writing at least ten (10) business days prior to the Effective Time, Company shall cause the Company Deferred Compensation Plan to be terminated pursuant to Treas. Reg. § 1.409A-3(j)(4)(ix)(B), effective as of the Effective Time and contingent upon the occurrence of the Closing.

(d) Without limiting the generality of Section 10.10, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment agreement with any employee.

6.6 Mortgage Business Matters.

(a) National Mortgage Business Wind-down.  Company shall, from and after the date hereof use its reasonable best efforts to cause the National Mortgage Business to be wound down as promptly as practicable and in any event prior to December 31, 2017.  In connection therewith, Company shall take all actions reasonably requested by Parent to complete such wind down, including by taking all of the actions set forth on Section 6.6(a) of the Disclosure Schedule.    All costs of winding down the National Mortgage Business will be borne by the Holders in accordance with this Section 6.6 and Exhibit C, provided,  however, that Parent agrees that it will assume $1,000,000 of the total costs necessary to wind down the National Mortgage Business pursuant to this Section 6.6, which will be reflected as a credit on the National Mortgage Business Settlement Statement as set forth in Exhibit C.

(b) National Mortgage Business Settlement Mechanics.

(i) Pre-Closing Statements.  Company shall maintain sufficiently segregated records to enable the preparation and calculation of the settlement statement for the National Mortgage Business in the form attached as Exhibit C  (“National Mortgage Business Settlement Statement”).   Within fifteen (15) days following the end of August 2017 and each subsequent month ending prior to the Effective Date, Company shall deliver to Parent an estimated National Mortgage Business Settlement Statement as of the end of such completed month.

(ii) Post-Closing Statements.  From and after the Effective Time, Parent (x) shall prepare and deliver a  National Mortgage Business Settlement Statement to Holders’ Representative within ninety (90) days following the Closing Date and (y) may prepare and deliver to the Holders’ Representative at any time and from time to time, a National Mortgage Business Settlement Statement covering the period from January 1, 2017 through the date set forth in such National Mortgage Business Settlement Statement that is not more than ninety (90) days prior to its delivery (or through the Closing Date in the case of the first National Mortgage Business Settlement Statement) and including therein, without duplication, any payments previously made either to the Holders (or into the Escrow for the benefit of the Holders) or to Parent from the Escrow Fund.

(iii) Disputed Statements.  Within twenty (20) calendar days following the delivery of a National Mortgage Business Settlement Statement, the Holder’s Representative may deliver to Parent a notice of objection, but only on the basis that such National Mortgage Business Settlement Statement (x) was not prepared in accordance with this Agreement or (y) contains mathematical error, signed by the Holder’s Representative (an “Objection Notice”) or a notice of acceptance signed by the Holder’s Representative (an “Acceptance Notice”) with respect to such National Mortgage Business Settlement Statement.  Parent shall provide the Holder’s Representative and its accountants and other representatives, upon five (5) calendar days advance notice, access to accounting records relating to the National Mortgage Business Settlement Statement to the extent reasonably requested by the Holder’s Representative.  Parent’s National Mortgage Business Settlement Statement shall be final and binding on the Holder’s

Representative and the Holders if an Acceptance Notice is delivered to Parent, or if no Objection Notice is delivered to Parent within such twenty (20) calendar day period.  Any Objection Notice shall specify the items disputed, shall describe the reasons for the objection thereof.  If an Objection Notice is delivered to Parent,  the Holder’s Representative and Parent shall consult with each other during the fifteen (15) calendar days following the delivery of an Objection Notice and use commercially reasonable efforts to resolve such dispute.  If Parent and the Holder’s Representative are unable to reach agreement within such fifteen (15) day period after an Objection Notice has been given, the Holder’s Representative may within ten (10) days thereafter (unless such period is extended in writing by Parent) refer such dispute to a nationally or regionally recognized accounting firm mutually agreed to by Parent and the Holder’s Representative which does not provide accounting or other services to the Holder’s Representative or Parent or their respective affiliates (the “Unrelated Accounting Firm”) and if Holders’ Representative does not refer such dispute to the Unrelated Accounting Firm within such ten (10)-day period then the National Mortgage Business Settlement Statement delivered by Parent shall become final and binding as if no Objection Notice related thereto had been delivered.  The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues as promptly as practicable (but in no event later than forty-five (45) days following submission of the matter to the Unrelated Accounting Firm) and to resolve the issues of dispute set forth in the Objection Notice.  The resolution of the dispute by the Unrelated Accounting Firm shall be within the range of the positions submitted by Parent and the Holders’ Representative and shall be final and binding on the Parties with respect to such dispute.  The fees and expenses of the Unrelated Accounting Firm shall be borne by the Holders and the Holder’s Representative.  Parent and the Holder’s Representative shall provide the Unrelated Accounting Firm such accounting records as may be reasonably requested by the Unrelated Accounting Firm in order for the Unrelated Accounting Firm to resolve the pending dispute.

(iv) Payments Based on Statements.  If such National Mortgage Business Settlement Statement results in an amount due to the Holders, then Parent shall cause such amount to be delivered to the Escrow Agent for deposit into the Escrow Fund.  If such National Mortgage Business Settlement Statement results in an amount due from the Holders, then Parent and the Holders’ Representative shall jointly cause the Escrow Agent to distribute such amount from the Escrow Fund to Parent, and if there is an insufficient balance in the Escrow Fund then such amount shall be paid by the applicable Significant Stockholders pursuant to Section 9.1(a)(vii).

6.7 Indemnification.

(a) From and after the Effective Time until the sixth  (6th) anniversary thereof, the Surviving Corporation shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of Company (each, a “Company Indemnified Party”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of the Surviving Corporation, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Company Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Company or a Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Mergers and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under Company’s certificate of incorporation or bylaws to the extent permitted by applicable law.  The Surviving Corporation shall pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such proceeding to each Company Indemnified Party to the full extent permitted by applicable state or federal law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification under this Section 6.7(a).

(b) Any Company Indemnified Party wishing to claim indemnification under Section 6.7(a), upon learning of any Claim, shall promptly notify the Surviving Corporation thereof.  In the event of any such action (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof, subject to the reasonable approval of legal counsel by such Company Indemnified Party, and the Surviving Corporation shall not be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Company Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Company Indemnified Parties, the Company Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received; provided that the Surviving Corporation shall be obligated pursuant to this Section 6.7(b) to pay for only one firm of counsel for all Company Indemnified Parties in any jurisdiction; (ii) the Company Indemnified Parties will cooperate in the defense of any such Claim; and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided,  further, that the Surviving Corporation shall not have any obligation hereunder to any Company Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by, each Company Indemnified Party and their respective heirs and representatives.
6.8 Section 280G.

(a) Prior to August 1, 2017, Company may deliver to Parent evidence demonstrating that Company, immediately before the “change in ownership or control” (within the meaning of Section 280G of the Code) resulting from the transactions contemplated by this Agreement, shall be a “small business corporation” (as defined in Section 1361(b) of the Code, but without regard to Section 1361(b)(1)(C) of the Code), which evidence shall be (i) certified by a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert with regards to Section 280G of the Code and that has been mutually agreed by Parent and Company, (ii) reasonably satisfactory to Parent, (iii) reasonably satisfactory to Parent’s tax preparation firm, and (iv) reasonably satisfactory to Parent’s independent public accounting firm.  If requested by Parent, Company shall deliver updated evidence of the foregoing as of immediately prior to the Closing.

(b) If, prior to the date set forth in the first sentence of Section 6.8(a) (or promptly upon Parent’s request as set forth in the second sentence of Section 6.8(a)), Company does not deliver to Parent evidence that meets the criteria set forth in Section 6.8(a), then,  prior to the Closing Date, Company shall (i) obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder), a written waiver that shall provide that, if the requisite stockholder approval under Section 280G(b)(5)(B) of the Code and the regulations thereunder is not obtained, no payments and/or benefits that would separately or in the aggregate constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (“Parachute Payments”) with respect to such disqualified individual in the absence of such stockholder approval shall be payable to or retained by such disqualified individual to the extent such Parachute Payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of the excise tax under Section 4999 of the Code on such disqualified individual; and (ii) submit to stockholders of Company for approval, in a manner and form that complies with the stockholder approval procedures set forth in Section 280G(b)(5)(B) of the Code and the regulations thereunder any payments and/or benefits that may separately or in the aggregate constitute Parachute Payments in the absence of such stockholder approval.  All determinations regarding the Parachute Payments, including the assumptions to be used in arriving at such determination, shall be made by a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code mutually agreed by Parent and Company.  All materials, if any, produced by Company in connection with the implementation of this Section 6.8 shall be provided to Parent at least five (5) business days in advance for Parent’s review and comment, and Company shall consider any of Parent’s requested changes or comments in good faith and not unreasonably omit them.

6.9 Shelf Registration.

(a) As promptly as reasonably practicable following the Closing Date, but subject to delay for any Scheduled Black-Out Period (in which case within two (2) business days after the lapse thereof) or as set forth in Section 6.9(c) (in which case as soon as possible after the lapse of such postponement or suspension in accordance with the terms thereof), Parent shall file with the SEC either (i) a Shelf Registration Statement or (ii) pursuant to Rule 424(b) under the Securities Act, a prospectus supplement that shall be deemed to be part of an existing Shelf Registration Statement in accordance with Rule 430B under the Securities Act, in each case relating to the offer and sale of all of the Registrable Securities by the Holders from time to time in accordance with the methods of distribution elected by the Holders (which Parent may limit to methods of distribution approved by the Holders’ Representative prior to the filing of the Shelf Registration Statement) and set forth in the Shelf Registration Statement and shall, if such Shelf Registration Statement is not automatically effective, use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as soon as possible after filing. The Holders shall provide, and Parent’s obligation to take the actions contemplated by this Section 6.9 shall be conditioned upon the Holders providing in a timely manner, all information relating to the Holders and their respective Affiliates reasonably requested by Parent prior to the filing of such Shelf Registration Statement for inclusion or incorporation in the Shelf Registration Statement and the Shelf Prospectus forming a part thereof.

(b) Parent shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Shelf Prospectus forming a part thereof to be usable by the Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to any applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder), (ii) the date as of which all Registrable Securities may be sold under Rule 144 under the Securities Act without restriction and (iii) the first (1st) anniversary of the Closing Date.

(c) Parent shall be entitled to postpone (but not more than two (2) times in any calendar year) the filing or initial effectiveness of, or suspend the use of, a Shelf Registration Statement if Parent delivers to the Holders’ Representative and the Holders a certificate signed by the Chief Executive Officer or the Chief Financial Officer of Parent, which shall be kept confidential by the Holders’ Representative and the Holders, certifying that, in the good faith judgment of Parent, such registration, offering or use would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of Parent or any material transaction under consideration by Parent or would require the disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially and adversely affect Parent.  No such postponement or suspension shall exceed sixty (60) consecutive days, no subsequent such postponement or suspension shall commence fewer than fifteen (15) days following the expiration of any preceding period, and the aggregate of all such postponements or suspensions shall not exceed ninety (90) days in any 360-day period.

(d) The Holders agree that all certificates, book-entry shares or other instruments representing any Parent Common Stock issued as Stock Consideration hereunder or issued subsequent to the Closing as a result of any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization shall bear a legend or legends referencing restrictions on transfer of such shares under the Securities Act and under this Agreement which legend shall state in substance:

“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act. The securities evidenced by this certificate are subject to restrictions on transfer set forth in a Merger Agreement dated June 23, 2017, between National Bank Holdings Corporation and certain other parties thereto (a copy of which is on file with the Secretary of National Bank Holdings Corporation).”

(e) Notwithstanding the foregoing, the holder of any certificate(s) for such shares shall be entitled to receive from Parent new certificates for a like number of shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder at (i) such time as such restrictions are no longer applicable, and (ii) with respect to the restriction on transfer of such shares other than pursuant to a registration statement under the Securities Act, delivery of an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to Parent and its transfer agent, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act.

6.10 Transfer Restrictions.  Following the Closing and until the date that is six (6) months after the Closing Date, on any given day, the Significant Stockholders collectively may not sell, dispose of or otherwise transfer to a third party share of Parent Common Stock representing the Stock Consideration in an amount greater than twenty percent (20%) of the average daily trading volume of the Parent Common Stock, as reported by the New York Stock Exchange, for the twenty (20) trading day period immediately preceding such day.  Any such transfer or attempted transfer of Parent Common Stock in violation of this Section 6.10 shall, to the fullest extent permitted by Law, be null and void ab initio, and Parent shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Parent.

6.11 Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the Parent Common Stock representing the Merger Consideration to be listed on the New York Stock exchange on or prior to the Closing Date, subject to official notice of issuance.

6.12 Actions to Be Taken Prior to Closing. Prior to the Closing Date, Company shall complete all of the actions set forth on Section 6.12 of the Company Disclosure Schedule.

6.13 Additional Agreements.  Subject to the terms and conditions of this Agreement, each of Company and Parent agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Mergers.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other hand) or to vest the Surviving Corporation or Parent Bank (as applicable) with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the

Mergers, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

Article VII CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligation of each party to effect the Closing shall be subject to the satisfaction (or waiver by all parties, to the extent permissible under applicable law) at or prior to the Effective Time of the following conditions:

(a) Regulatory Approvals.  All (i) Requisite Regulatory Approvals and (ii) the licenses set forth on Section 7.1(a) of the Disclosure Schedule shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Parent to effect the Closing, no such Requisite Regulatory Approval shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).

(b) No Injunctions or Restraints; Illegality.  No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers.

7.2 Conditions to Obligations of Parent.  The obligation of Parent to effect the Closing is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.   The representations and warranties of Company set forth in Sections 3.1,  3.2,  3.3(a),  3.3(b)(i),  3.8(c),  3.22 and 3.26 shall be true and correct in all respects as of the date of this Agreement and at and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date, and  each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date, and, except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of Company.  Company shall have performed in all material respects each of the obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate.  Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(e) have been satisfied.

(d) Support Agreement. Parent shall have received from the Significant Stockholders the deliveries required under the Support Agreement in forms reasonably satisfactory to Parent.

(e) Offer Letter.  (i) The Offer Letter shall remain in full force and effect, (ii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute a material breach of the Offer Letter and (iii) the individual party to the Offer Letter shall remain employed by Company and its Subsidiaries as of the Closing.

(f) No Material Adverse Effect. No event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(g) Opinion of Tax Counsel.  Unless an Excess Cash Event has occurred, Parent shall have received an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Parent, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in letters from each of Parent and Company.  Parent shall, and shall cause each of its Subsidiaries to, use reasonable efforts to obtain such opinion.

(h) Section 280G Matters.  Either (i) the evidence delivered by Company pursuant to Section 6.8(a) shall be true and correct as of immediately prior to the Closing or (ii) Company shall have complied with Section 6.8(b).

(i) FIRPTA Certificate.  Company shall have delivered a duly executed statement reasonably satisfactory to Parent in form and substance and issued pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3)(i), certifying that shares of Company stock are not United States real property interests within the meaning of Section 897(c) of the Code, together with evidence that notice has been provided to the IRS as described in Treasury Regulations Section 1.897-2(h)(2).

7.3 Conditions to Obligations of Company.  The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.   The representations and warranties of Parent set forth in Sections 4.1,  4.2,  4.3(a),  4.3(b)(i) and 4.7(b) shall be true and correct in all respects, and  each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), in each case as of the date of this Agreement and at and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date, and except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of Parent.  Parent shall have performed in all material respects each of the obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate.  Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII TERMINATION AND AMENDMENT

8.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Mergers by the stockholders of Company:

(a) by mutual written consent of Company and Parent;

(b) by either Company or Parent, if the Closing shall not have occurred on or before June 23, 2018 (the “Outside Date”); provided,  however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either Company or Parent, if any approval required to be obtained pursuant to Section 7.1(a) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d) by Company, if Parent has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Parent, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied and such breach is not cured within fifteen (15) business days after written notice thereof to Parent;

(e) by Parent, if Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Company, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied and such breach is not cured within fifteen (15) business days after written notice thereof to Company;

(f) by Parent, if this Agreement and the Mergers are not approved and adopted by the stockholders of Company at or prior to 11:59 p.m., New York City time on the calendar day following the date hereof.

8.2 Effect of Termination.  In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.4 (Public Disclosure), Section 8.1 (Termination), this Section 8.2 (Effect of Termination), Section 10.2 (Expenses), Section 10.3 (Notices), Section 10.4 (Interpretation) and Section 10.7 (Governing Law; Venue; Waiver of Jury Trial) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3 Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto; provided,  however, after any approval of the transactions contemplated by this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable law.  This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX INDEMNIFICATION
9.1 Indemnification by Holders.

(a) From and after the date hereof, (x) the Holders shall jointly and severally, to the extent of the Escrow Fund, and (y) the Significant Stockholders shall, jointly and severally as to the Significant Stockholders in each Significant Stockholder Group but severally and not jointly as to each Significant Stockholder Group, in accordance with the relative Ownership Percentages of each Significant Stockholder Group, but only after the Escrow Fund shall have been exhausted, indemnify and hold harmless Parent, and any of its stockholders, directors, officers, partners, members, managers, employees, heirs, dependents, executors, administrators, agents, Affiliates (including, after the Effective Time, Company and its Subsidiaries), representatives, successors and assigns (but in each case excluding persons who are direct or indirect owners of Company as of immediately prior to the Effective Time) (such persons, the “Parent Indemnitees”) from and against all losses, Taxes, claims, damages, costs, expenses

(including attorneys’ fees), liabilities, judgments or amounts that are paid in settlement, which settlement shall require the prior written consent of Parent not to be unreasonably withheld (collectively, “Losses”) arising out of or resulting from:

(i) any action, claim, counterclaim, liability, arbitration, hearing, suit or proceeding, whether by arbitration or in law or equity, or any investigation of any nature, or any other Loss relating to the National Mortgage Business, whether arising before or after the Closing, including, for the avoidance of doubt, all liabilities under the Contract listed on Section 9.1(a)(i) of the Disclosure Schedule;

(ii) any action, claim, counterclaim, liability, arbitration, hearing, suit or proceeding, whether by arbitration or in law or equity, or any investigation of any nature, or any other Loss relating to any matter set forth on Section 9.1(a)(ii) of the Disclosure Schedule;

(iii) any “excess parachute payment” (within the meaning of Section 280G of the Code), including (A) any liabilities, penalties or interest imposed on Parent, Company or their respective Affiliates for any failure to withhold excise Taxes imposed under Section 4999 of the Code with respect to such an “excess parachute payment” and (B) the value of any Tax deduction disallowed as a result of such an “excess parachute payment” (calculated assuming that such Tax deduction would have offset taxable income in the taxable year of disallowance at the highest applicable marginal Tax rates);

(iv) any Tax reporting or withholding liabilities, penalties or interest imposed on Parent, Company or their respective Affiliates with respect to the failure of the Company Equity Plan, any award agreements thereunder, the Company Deferred Compensation Plan, or the operation of such plans or agreements, to comply with Section 409A of the Code;

(v) any action, claim, counterclaim, liability, arbitration, hearing, suit or proceeding, whether by arbitration or in law or equity, or any investigation of any nature by or among the Holders, holders of Company Options, holders of Company Restricted Stock Awards or any Persons alleging that they are holders of (or making claims based on rights of holders of) equity interests in Company or any of its Subsidiaries (including any and all of their respective trustees, officers, directors, employees, shareholders, members, beneficiaries or other holders of ownership interests) relating to or arising out of the Mergers or transactions contemplated by this Agreement;

(vi) any Transaction Expenses not reflected in the Closing Tangible Book Value; and
(vii) any amounts payable by the Holders pursuant to Section 6.6(b).

(b) Notwithstanding Section 9.1(a),  except with respect to claims for fraud, the maximum aggregate liability of any Significant Stockholder Group to indemnify all Parent Indemnitees for Losses in excess of the Escrow Fund shall not exceed the maximum aggregate liability of such Significant Stockholder Group as set forth on Section 9.1(b) of the Disclosure

Schedule (which amount aggregates to a maximum aggregate liability of all Significant Stockholder Groups collectively of $34,500,000).    The maximum aggregate liability of any Significant Stockholder for indemnification under  this paragraph  for Losses arising from fraud is limited to the amount of the Merger Consideration received by a particular Significant Shareholder.

9.2 Indemnification Procedures.

(a) Any claim brought under Section 9.1(a) must be brought on or before the tenth (10th) anniversary of the date hereof, and any claim made prior to such tenth (10th) anniversary shall survive until the final resolution of such claim. The party seeking indemnification hereunder (the “Indemnified Party”) shall notify the Holders’ Representative on behalf of the Holders (the Holders collectively, the “Indemnifying Party”) following the assertion of any claim, or the incurrence of any Losses, that might give rise to indemnification hereunder; provided,  however, that the failure to deliver such notice shall not relieve the Indemnifying Party of its obligations hereunder.

(b) Promptly after the assertion by any third party of any claim against any Indemnified Party that in the reasonable judgment of such Indemnified Party may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Holders’ Representative a written notice describing in reasonable detail (to the extent known) such claim and the Holders’ Representative on behalf of the Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnified Party) at the Indemnifying Party’s expense.  Any failure on the part of the Indemnified Party to provide prompt notice shall not limit any of the obligations of the Indemnifying Party, except to the extent such failure actually prejudices the defense of such claim.  Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party; provided that the Indemnifying Party shall be responsible for the fees and expenses of the Indemnified Party’s counsel in any such action or claim if (i) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party or the Holders’ Representative shall have been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to, or the assertion of which would be adverse to the interests of, the Indemnifying Party or (ii) the Indemnified Party shall have been advised in writing by counsel that the assumption of such defense by the Holders’ Representative on behalf of the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest (provided that in the case of clause (i) and (ii) the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel).  In addition, the Holders’ Representative on behalf of the Indemnifying Party shall not be entitled to assume control of the defense of any claim, and shall be responsible for the fees and expenses of the Indemnified Party’s counsel if the Holders’ Representative on behalf of the Indemnifying Party shall have failed, within fifteen (15) business days after having been notified by the Indemnified Party of the existence of such claim as provided above, to acknowledge that it is obligated to indemnify the Indemnified Party in respect of such claim and assume the defense of such claim or to notify the Indemnified Party in writing that it shall assume the defense of such claim.  No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the consent of the Holders’ Representative on behalf of the Indemnifying Party (not to be unreasonably withheld), but if settled with the written consent of the Holders’ Representative on behalf of the Indemnifying Party, or if there be a judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of such settlement or judgment, subject to the limitations set forth in Section 9.2(b).  If the Holders’ Representative on behalf of the Indemnifying Party shall assume the defense of any claim in accordance with the provisions of this Section 9.2(b), the Holders’ Representative shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim (not to be unreasonably withheld), unless the settlement releases the Indemnified Party from all liabilities and obligations with respect to such claim and does not impose injunctive or other equitable relief against the Indemnified Party.  The Indemnified Party, on the one hand, and the Holders’ Representative and the Indemnifying Party, on the other hand, each agrees to fully cooperate in all matters covered by this Section 9.2(b), including, as required, the furnishing of books and records, personnel and witnesses and the execution of documents, in each case as necessary for any defense of such third party claim and at no cost to the other party (provided that any reasonable out-of-pocket expenses of the Indemnified Party incurred in connection with the foregoing shall be considered part of any Losses hereunder).

9.3 Escrow.  If any Parent Indemnitee is entitled to indemnification under Section 9.1, such Parent Indemnitee shall first recover Losses from the Escrow to the extent of remaining funds in the Escrow in accordance with the Escrow Agreement, and the Escrow Agent shall maintain a record of the recovered Losses allocable to each Holder as set forth in the Escrow Agreement.  Pursuant to the terms of the Escrow Agreement, the Escrow Agent shall promptly release (subject to the terms of the Escrow Agreement and this Agreement relating to existing indemnification claims, which shall not be released until finally determined in accordance with the Escrow Agreement and this Agreement) upon the third (3rd) anniversary of the Effective Time (and any interest or dividends earned thereon pursuant to the Escrow Agreement), to the Holders’ Representative for distribution to the Holders (including for such purpose holders of In-the-Money Options) the balance of the Escrow Fund, and following such anniversary the Escrow Threshold shall be deemed to be zero dollars ($0).  If, at any time (x) after the date on which the first National Mortgage Business Settlement Statement delivered by Parent becomes final pursuant Section 6.6(b) and any distribution from the Escrow Fund required thereby has been made, and (y) during the term of the Escrow, the Escrow Fund (reduced for any then outstanding claims for indemnification made by any Parent Indemnitee) exceeds the Escrow Threshold, Parent shall, if requested by the Holders’ Representative, jointly with the Holders’ Representative cause the Escrow Agent to distribute from the Escrow Fund up to that amount which would cause the Escrow Fund balance to equal (after reduction for any then outstanding claims for indemnification made by any Parent Indemnitee) the Escrow Threshold in effect at such time.

Article X GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Agreements.  None of the respective representations and warranties of Company and Parent contained in this Agreement shall survive the Effective Time.  None of the respective covenants and agreements of Company and Parent contained in this Agreement shall survive the Effective Time, except that the covenants and agreements set forth in Section 6.12 and those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time shall survive the Effective Time.

10.2 Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

10.3 Notices.  All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile, electronic mail or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Company, to:

Peoples, Inc.
737 Indiana

Lawrence, Kansas 66044
Attention:Winton A. Winter, Jr.
Fax:
(785)  842-5842
Email:Wwinter@bankingunusual.com

with a copy to:

Lathrop & Gage LLP
2345 Grand Blvd., Suite 2200
Kansas City,  Missouri  64108
Attention:
Thomas Stahl
Fax:(816)  292-2001
Email:TStahl@lathropgage.com

(b) if to Parent, to:

National Bank Holdings Corporation

7800 East Orchard, Suite 300
Greenwood Village, Colorado  80111
Attention:
Zsolt K. Besskó
Fax:(855) 558-7601
Email:zbessko@nationalbankholdings.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:
David E. Shapiro
Mark F. Veblen
Fax:(212) 403-2000
Email:DEShapiro@wlrk.com
MFVeblen@wlrk.com

(c) if to the Significant Stockholders or Holders’ Representative to:

Winton A. Winter, Jr.
737 Indiana

Lawrence, Kansas 66044
Fax:(785)  842-5842
Email:
Wwinter@bankingunusual.com

with a copy to:

Lathrop & Gage LLP
2345 Grand Blvd., Suite 2200
Kansas City,  Missouri  64108
Attention:
Thomas Stahl
Fax:(816)  292-2001
Email:TStahl@lathropgage.com

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile, electronic mail or other wire transmission, (iii) three (3) business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) business day after being deposited with a reputable overnight courier.

10.4 Interpretation.  For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.  It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule is or is not material for purposes of this Agreement.

10.5 Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6 Entire Agreement.  This Agreement (including the Disclosure Schedule and the Parent Disclosure Schedule and other documents and the instruments referred to herein), together with the Support Agreement, Offer Letter and the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

10.7 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles of any jurisdiction that would apply the law of a jurisdiction other than the State of Delaware.

(b) The parties hereby (i) irrevocably submit to the exclusive jurisdiction of the Federal Courts of the United States of America located in the State of Delaware (the “Federal Courts”), or, if jurisdiction in the Federal Courts is not available, the courts of the State of Delaware (the “Delaware Courts”), in respect of any claim, dispute or controversy relating to or arising out of the negotiation, interpretation or enforcement of this Agreement or any of the documents referred to in this Agreement or the transactions contemplated hereby or thereby (any such claim being a “Covered Claim”); (ii) irrevocably agree to request that the Federal Courts (or, if jurisdiction in the Federal Courts is not available, the Delaware Courts) adjudicate any Covered Claim on an expedited basis and to cooperate with each other to assure that an expedited resolution of any such dispute is achieved; (iii) waive, and agree not to assert, as a defense in any action, suit or proceeding raising a Covered Claim that any of the parties hereto is not subject to the personal jurisdiction of the Delaware Courts or the Federal Courts or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may be inappropriate or inconvenient or that this Agreement or any such document may not be enforced in or by such courts; and (iv) irrevocably agree to abide by the rules of procedure applied by the Federal Courts or the Delaware Courts, as the case may be, (including the procedures for expedited pre-trial discovery) and waive any objection to any such procedure on the ground that such procedure would not be permitted in the courts of some other jurisdiction or would be contrary to the laws of some other jurisdiction.  The parties further agree that any Covered Claim has a significant connection with the State of Delaware, and will not contend otherwise in any proceeding in any court of any other jurisdiction.  Each party represents that it has agreed to the jurisdiction of the Federal Courts and the Delaware Courts in respect of Covered Claims after being fully and adequately advised by legal counsel of its own choice concerning the procedures and law applied in the Federal Courts and the Delaware Courts and has not relied on any representation by any other party or its Affiliates, representatives or advisors as to the content, scope, or effect of such procedures and law, and will not contend otherwise in any proceeding in any court of any jurisdiction.  Nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable law.

(c) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that:  (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.7.

10.8 Specific Performance.  The parties agree that irreparable damage would occur in the event that any party fails to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance in such event, in addition to any other remedy at law or in equity.

10.9 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.10 Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided,  however, that Parent may assign any of its rights under this Agreement to a Subsidiary of Parent.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as set forth in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.11 Holders’ Representative.  Each of the Holders hereby irrevocably appoints the Holders’ Representative as its representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Holder with respect to this Agreement and the Escrow Agreement, including with respect to the Escrow and the Escrow Fund, and to act on behalf of such Holder in any amendment of or litigation or arbitration in connection therewith and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Holders’ Representative shall deem necessary or appropriate in connection therewith, including the power (a) to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with this Agreement, the Escrow Agreement, the Escrow or the Escrow Fund (it being understood that such Holder shall execute and deliver any such documents which the Holders’ Representative agrees to execute) and (b) to give and receive all notices and communications to be given or received under the Escrow Agreement with respect to the Holders and to receive service of process in connection with the any claims under the Escrow Agreement against any or all of the Holders, including service of process in connection with arbitration.

10.12 Alternative Structure.  The parties hereto expressly agree that if Parent determines that the Aggregate Cash Consideration is reasonably expected to exceed fifty-five percent (55%) of the Aggregate Merger Consideration (such determination, an “Excess Cash Event”), the structure of the Merger shall be revised such that (x) a newly formed wholly owned subsidiary of Parent shall merge with and into the Company, with Company as the surviving corporation, immediately after which the Company shall merge with and into Parent, with Parent as the surviving corporation. This Agreement and any related documents shall be, or be deemed to have been, appropriately amended in order to reflect any revised structure or method as contemplated by this Section 10.12.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PEOPLES, INC.

By: /s/ Winton A. Winter, Jr.
Name: Winton A. Winter, Jr.
Title: President

NATIONAL BANK HOLDINGS CORPORATION

By:/s/ G. Timothy Laney
Name: G. Timothy Laney
Title: Chairman, President and CEO

HOLDERS’ REPRESENTATIVE

By:/s/ Winton A. Winter, Jr.
Name: Winton A. Winter, Jr.

[Signature Page to Merger Agreement]

SIGNIFICANT STOCKHOLDERS:

WINTON WINTER, JR. TRUST SHARE OF THE WINTER TRUST OF 12/3/1974

By:/s/ Adam Y. Winter
Adam Y. Winter, Trustee

By: /s/ Mary E. Winter-Stingley
Mary E. Winter-Stingley, Trustee

By: /s/ Winton A. Winter, Jr.
Winton A. Winter, Jr., Trustee

WINTON WINTER TRUST U/T/A 8/8/1981, as amended

By: /s/ Wayne Duderstadt
Wayne Duderstadt, Trustee

By: /s/ Bob Green
Bob Green, Trustee

By: /s/ Joe Sims
Joe Sims, Trustee

/s/ Winton A. Winter, Jr.
WINTON A. WINTER, JR., Individually

(rest of page intentionally left blank)

[Signature Page to Merger Agreement]

ANNE CECELIA WINTER TRUST SHARE OF THE WINTER TRUST OF 12/3/1974

By: /s/ Anne C. Winter
Anne C. Winter, Trustee

Country Club Trust Company, N.A. as co-Trustee of the Anne Cecelia Winter Trust Share of the Winter Trust of 12/3/1974 and not in its individual capacity

By: /s/ Dean A. Lanier

Dean A. Lanier, Executive Vice President

/s/ Anne Cecelia Winter
ANNE CECELIA WINTER, Individually

MARY WINTER-STINGLEY TRUST SHARE OF THE WINTER TRUST OF 12/3/1974

By: /s/ Adam Y. Winter
Adam Y. Winter, Trustee

By: /s/ Mary E. Winter-Stingley
Mary E. Winter-Stingley, Trustee

By: /s/ Winton A. Winter, Jr.
Winton A. Winter, Jr., Trustee

 /s/ Mary Winter-Stingley
MARY WINTER-STINGLEY, Individually

C-1

ADAM YOUNG WINTER TRUST SHARE OF THE WINTER TRUST OF 12/3/1974

By: /s/ Adam Y. Winter
Adam Y. Winter, Trustee

By: /s/ Mary E. Winter-Stingley
Mary E. Winter-Stingley, Trustee

By: /s/ Winton A. Winter, Jr.
Winton A. Winter, Jr., Trustee

/s/ Adam Young Winter
ADAM YOUNG WINTER, Individually

NANCY M. WINTER TRUST U/T/A 8/8/1981, as amended

By: /s/ Wayne Duderstadt
Wayne Duderstadt, Trustee

By: /s/ Bob Green
Bob Green, Trustee

By: /s/ Joe Sims
Joe Sims, Trustee

/s/ Steven Stingley
STEVEN STINGLEY, Individually

/s/ Melissa Winter
MELISSA WINTER, Individually

[Signature Page to Merger Agreement]